UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Agenus Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

AGENUS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date Time Webcast Address		June 17, 2025 10:30 A.M., Eastern Time Live audio web conference at www.virtualshareholdermeeting.com/AGEN2025

Proposals	1.	To elect Brian Corvese and Timothy Wright as Class I directors, for a term of three years expiring at the 2028 Annual Meeting of Stockholders.

2.

To approve an amendment to our Amended and Restated 2019 Equity Incentive Plan ("2019 EIP") to increase the number of shares of common stock authorized for issuance thereunder from 5,050,000 shares to 12,050,000 shares.

3.

To approve an amendment to our Amended and Restated Directors’ Deferred Compensation Plan (as amended) to increase the number of shares of common stock authorized for issuance thereunder from 63,750 shares to 88,750 shares.

	4.	To approve an amendment to our 2019 Employee Stock Purchase Plan (as amended) to increase the number of shares of common stock authorized for issuance thereunder from 100,000 shares to 150,000 shares.

	5.	To approve a one-time exchange of options to purchase shares under our 2019 EIP, our Amended and Restated 2009 Equity Incentive Plan, and our 2015 Inducement Equity Plan.

	6.	To approve, in a non-binding advisory vote, the compensation of the Company's named executive officers.

	7.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

	8.	To consider any other business as may properly come before the 2025 Annual Meeting of Stockholders or any postponement or adjournment of the meeting.

Record Date		You are entitled to vote if you were a stockholder of record on April 24, 2025.

A list of stockholders entitled to vote will be open for examination by any stockholder for any purpose germane to the 2025 Annual Meeting of Stockholders for ten days before the meeting during ordinary business hours at our principal offices at 3 Forbes Road, Lexington, Massachusetts 02421.

It is important that your shares be represented at the 2025 Annual Meeting of Stockholders. Therefore, whether or not you plan to attend the meeting virtually, please complete your proxy and return it to us. If you attend the 2025 Annual Meeting of Stockholders virtually and wish to vote at the meeting, your proxy will not be used. You may also vote your shares over the internet or by telephone. Instructions for internet or telephonic voting are printed on your proxy card.

By order of the Board of Directors,

Garo H. Armen, Chief Executive Officer

April 30, 2025

TABLE OF CONTENTS

Page
GENERAL INFORMATION ABOUT OUR VIRTUAL STOCKHOLDER MEETING	2
VOTING PROCEDURES	3
PROPOSAL 1 - ELECTION OF DIRECTORS	9
OUR CORPORATE GOVERNANCE	14
COMPENSATION DISCUSSION AND ANALYSIS	20
COMPENSATION OF NAMED EXECUTIVE OFFICERS	29
DIRECTOR COMPENSATION	39
OWNERSHIP OF OUR COMMON STOCK	46
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	49
PROPOSAL 2 - TO APPROVE AN AMENDMENT TO OUR AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN.	51
PROPOSAL 3 - TO APPROVE AN AMENDMENT TO OUR AMENDED AND RESTATED DIRECTORS' DEFERRED COMPENSATION PLAN (AS AMENDED) TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM 63,750 SHARES TO 88,750 SHARES	60
PROPOSAL 4 - TO APPROVE AN AMENDMENT TO OUR 2019 EMPLOYEE STOCK PURCHASE PLAN (AS AMENDED) TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM 100,000 SHARES TO 150,000 SHARES	62
PROPOSAL 5 - TO APPROVE A ONE-TIME EXCHANGE OF OPTIONS TO PURCHASE SHARES UNDER OUR 2019 EIP, OUR AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN, AND THE 2015 INDUCEMENT EQUITY PLAN	65
PROPOSAL 6 - TO APPROVE, IN A NON-BINDING ADVISORY VOTE, THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS FOR 2024	73
PROPOSAL 7 - TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025	74
REPORT OF THE AUDIT AND FINANCE COMMITTEE	75
ADDITIONAL INFORMATION	76
APPENDIX A - AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN	A-1
APPENDIX B - AMENDMENT TO THE AMENDED AND RESTATED DIRECTORS' DEFERRED COMPENSATION PLAN	B-1
APPENDIX C - AMENDMENT TO THE AMENDED AND RESTATED 2019 EMPLOYEE STOCK PURCHASE PLAN	C-1

AGENUS INC.

3 Forbes Road

Lexington, Massachusetts 02421

Telephone: (781) 674-4400

PROXY STATEMENT

April 30, 2025

This proxy statement contains information about the 2025 Annual Meeting of Stockholders of Agenus Inc. (the “Annual Meeting”), including any postponements or adjournments of the meeting. The Annual Meeting will be held virtually by live audio web conference at www.virtualshareholdermeeting.com/AGEN2025 on June 17, 2025 at 10:30 A.M., Eastern Time.

In this proxy statement, we refer to Agenus Inc. as “Agenus,” “us,” “we” or the “Company.”

This proxy statement and solicitation is being made on behalf of the Board of Directors of Agenus. In accordance with the “notice and access” rules approved by the Securities and Exchange Commission (“SEC”) and in connection with the solicitation of proxies by our Board of Directors, on or about April 30, 2025 we first sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2024 and a form of proxy) over the internet to each stockholder entitled to vote at the Annual Meeting. We intend to mail to requesting stockholders full sets of our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2024 and a form of proxy) on or about April 30, 2025.

Our Annual Report on Form 10-K for the year ended December 31, 2024 is also available on our corporate website at https://investor.agenusbio.com/financial-information/sec-filings and through the SEC’s EDGAR system at http://www.sec.gov. To request a printed copy of our Annual Report on Form 10-K, which we will provide to you without charge, write to Investor Relations, Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421. No material on our website is part of this proxy statement.

GENERAL INFORMATION ABOUT OUR VIRTUAL STOCKHOLDER MEETING

Why a virtual meeting?	We have designed the virtual format for ease of stockholder access and participation. Stockholders may vote and submit questions online during the meeting by following the instructions below.

Who can attend the 2025 Annual Meeting?	Any Company stockholder as of the close of business on the record date, April 24, 2025, may attend the 2025 Annual Meeting.

How do I attend the 2025 Annual Meeting?

Our Annual Meeting will begin promptly at 10:30 A.M. Eastern Time in a virtual meeting format at www.virtualshareholdermeeting.com/AGEN2025. To participate in the Annual Meeting, you will need the 16-digit control number included in your Notice Regarding the Availability of Proxy Materials, your proxy card or on the instructions that accompanied your proxy materials. We encourage you to access the meeting prior to the start time. Online check-in will start 15 minutes before the meeting, and you should allow ample time for the check-in procedures. If your shares are held in a bank or brokerage account, instructions should also be provided on the voting instruction form provided by your bank or brokerage firm.

If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest,” but you will not be able to vote or ask questions.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual Annual Meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.

VOTING PROCEDURES

YOUR VOTE IS IMPORTANT. PLEASE TAKE THE TIME TO VOTE. Stockholders have a choice of voting over the internet, by telephone, by mail using a proxy card, or by attending the 2025 Annual Meeting. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote over the internet, by telephone, or virtually at the 2025 Annual Meeting, you do not need to return your proxy card.

Who can vote?

Each share of our common stock that you owned as of the close of business on April 24, 2025 (the “record date”), entitles you to one vote on each matter to be voted upon at the 2025 Annual Meeting. On the record date, there were 21,171,658 shares of Agenus common stock issued, outstanding, and entitled to vote.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the SEC, we provide stockholders access to our proxy materials over the internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) to all of our stockholders as of the record date. The Notice includes instructions on how to access our proxy materials over the internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of stockholders on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you revoke the election and request a full set of printed proxy materials.

What is the difference between holding shares directly in my name and holding shares in “street name”?

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered the “stockholder of record.” The Notice was sent directly to you by our tabulator, Broadridge Financial Solutions, Inc. (“Broadridge”), on behalf of Agenus.

If your shares are held for you in an account by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in “street name.”

How do I vote?

If your shares are registered directly in your name, you may vote:

•
Over the internet. Go to the website of our tabulator, Broadridge, at http://www.proxyvote.com and follow the instructions. Your shares will be voted according to your instructions. If you do not specify how you want to vote your shares, your internet vote will not be completed and you will receive an error message. If you hold your shares directly and wish to vote over the internet, your vote must be received by 11:59 P.M. Eastern Time on June 16, 2025. If your shares are held in a Company stock plan and you wish to vote over the internet, your vote must be received by 11:59 P.M. Eastern Time on June 16, 2025.

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By telephone. Dial 1-800-690-6903 using any touch-tone telephone and follow the instructions. Your shares will be voted according to your instructions. If you hold your shares directly and wish to vote over the telephone, your vote must be received by 11:59 P.M. Eastern Time on June 16, 2025. If your shares are held in a Company stock plan and you wish to vote over the telephone, your vote must be received by 11:59 P.M. Eastern Time on June 16, 2025.

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By mail. Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The proxy card delivered by mail must be received on or prior to June 16, 2025. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•
At the 2025 Annual Meeting. You may vote your shares at www.virtualshareholdermeeting.com/AGEN2025 during the 2025 Annual Meeting. You will need the 16-digit control number that is on either the notice or the proxy card when voting. Additional instructions regarding voting will be provided on the 2025 Annual Meeting website.

If your shares are registered in “street name,” you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing, or by following their instructions for voting over the internet or by telephone.

How can I change my vote?

If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the 2025 Annual Meeting. To do this, you must do one of the following:

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Vote over the internet as instructed above. Only your latest internet vote is counted.
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Vote by telephone as instructed above. Only your latest telephonic vote is counted.
•
Sign a new proxy card and submit it as instructed above.
•
Attend the 2025 Annual Meeting virtually and vote at the meeting. Attending the meeting will not revoke your proxy unless you specifically request it. Please refer to the instructions on page 2 for information on how to attend our 2025 Annual Meeting. You may vote during the meeting by following the instructions available on the meeting website.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker, bank, or nominee. You may also vote at the 2025 Annual Meeting if you deliver a valid and completed proxy card as described in the answer to the “How do I vote?” question above.

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, vote by telephone, return your proxy, or vote through the web portal at the 2025 Annual Meeting.

If your shares are held in “street name,” your broker, bank, or nominee, under certain circumstances, may vote your shares for you if you do not return your proxy. A broker, bank, or nominee has authority to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your broker, bank, or nominee to vote your shares, it may either vote your shares on routine matters, or leave your shares unvoted. Proposal 7 (to ratify the appointment of KPMG LLP as our independent registered public accounting firm) is the only proposal that is considered a routine matter for this purpose. Your broker, bank, or nominee cannot vote your shares with respect to non-routine matters unless they receive your voting instructions. We encourage you to provide voting instructions to your broker, bank, or nominee by giving them your proxy. This ensures your shares will be voted at the 2025 Annual Meeting according to your instructions. You should receive directions from your broker, bank, or nominee about how to submit your proxy to them at the time you receive this proxy statement.

What does it mean if I receive more than one proxy card?

It means that you have more than one account, which may be at the transfer agent or brokers. Please vote over the internet or by telephone, or complete and return all proxies for each account to ensure that all of your shares are voted.

How many shares must be present to hold the 2025 Annual Meeting?

A majority of our outstanding shares of common stock as of the record date must be present at the 2025 Annual Meeting to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if the shares are voted in person or by proxy at the meeting. Shares that are present that vote to abstain or do not vote on one or more of the matters to be voted upon are counted as present for establishing a quorum.

If a quorum is not present, the 2025 Annual Meeting will be adjourned until we obtain a quorum.

What vote is required to approve each matter and how are votes counted?

Proposal 1—To elect two Class I directors, for a term of three years expiring at the 2028 Annual Meeting of Stockholders.

The nominee for director receiving the highest number of votes FOR election will be elected as a director. This is called a plurality. You may vote FOR the nominee or WITHHOLD your vote from the nominee. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes” (when a broker does not have authority to vote on the proposal in question). “Broker non-votes” are not counted for purposes of electing directors. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

Proposal 2—To approve an amendment to our Amended and Restated 2019 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder from 5,050,000 shares to 12,050,000 shares.

To approve Proposal 2, a majority of the votes cast by stockholders present in person or represented by proxy at the 2025 Annual Meeting and voting on the matter must vote FOR Proposal 2. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes.” Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 2 and will have no effect on the vote.

Proposal 3—To approve an amendment to our Amended and Restated Directors’ Deferred Compensation Plan (as amended) to increase the number of shares of common stock authorized for issuance thereunder from 63,750 shares to 88,750 shares.

To approve Proposal 3, a majority of the votes cast by stockholders present in person or represented by proxy at the 2025 Annual Meeting and voting on the matter must vote FOR Proposal 3. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes.” Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 3 and will have no effect on the vote.

Proposal 4—To approve an amendment to our 2019 Employee Stock Purchase Plan (as amended) to increase the number of shares of common stock authorized for issuance thereunder from 100,000 shares to 150,000 shares.

To approve Proposal 4, a majority of the votes cast by stockholders present in person or represented by proxy at the 2025 Annual Meeting and voting on the matter must vote FOR Proposal 4. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes.” Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 3 and will have no effect on the vote.

Proposal 5—To approve a one-time exchange of options to purchase shares under our 2019 EIP, our Amended and Restated 2009 Equity Incentive Plan, and the 2015 Inducement Equity Plan.

To approve Proposal 5, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 5. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 5. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 5, and will have no effect on the vote.

Proposal 6—To approve, in a non-binding advisory vote, the compensation of the Company's named executive officers.

To approve Proposal 6, a majority of the votes cast by stockholders present in person or represented by proxy at the 2025 Annual Meeting and voting on the matter must vote FOR Proposal 6 Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 6 and will have no effect on the vote.

Proposal 7—To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

To approve Proposal 7, a majority of the votes cast by stockholders present in person or represented by proxy at the 2025 Annual Meeting and voting on the matter must vote FOR Proposal 7. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 7. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions will not be counted as votes cast or shares voting on Proposal 7 and will have no effect on the vote.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote:

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FOR Proposal 1—To elect the nominated Class I directors, for a term of three years expiring at the 2028 Annual Meeting of Stockholders.
•
FOR Proposal 2—To approve an amendment to our Amended and Restated 2019 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder from 5,050,000 shares to 12,050,000 shares.
•
FOR Proposal 3—To approve an amendment to our Amended and Restated Directors’ Deferred Compensation Plan (as amended) to increase the number of shares of common stock authorized for issuance thereunder from 63,750 shares to 88,750 shares.

•
FOR Proposal 4—To approve an amendment to our 2019 Employee Stock Purchase Plan (as amended) to increase the number of shares of common stock authorized for issuance thereunder from 100,000 shares to 150,000 shares.
•
FOR Proposal 5—To approve a one-time exchange of options to purchase shares under our 2019 EIP, our Amended and Restated 2009 Equity Incentive Plan, and the 2015 Inducement Equity Plan.
•
FOR Proposal 6—To approve, in a non-binding advisory vote, the compensation of the Company's named executive officers.
•
FOR Proposal 7—To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

Are there other matters to be voted on at the 2025 Annual Meeting?

We do not know of any other matters that may come before the 2025 Annual Meeting. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy card should vote, or otherwise act, in accordance with their judgment.

Where do I find the voting results of the 2025 Annual Meeting?	We will report the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the end of the 2025 Annual Meeting.

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies. In addition to the mailing of these proxy materials, our directors, officers, and employees may solicit proxies by telephone, e-mail, and in person, without additional compensation. We have retained Alliance Advisors, LLC at an estimated cost of $14,000 plus reimbursement of expenses to assist in our solicitation of proxies. Upon request, we will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials to stockholders.

How can I receive future proxy statements and annual reports over the internet instead of receiving printed copies in the mail?

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2024 are available on our website at https://investor.agenusbio.com/financial-information/sec-filings. Most stockholders can elect to view future proxy statements and annual reports over the internet instead of receiving printed copies in the mail.

If your shares are registered directly in your name, you can choose this option when you vote over the internet and save us the cost of producing and mailing these documents. You can also choose to view future proxy statements and annual reports over the internet. Your election to receive proxy materials by e-mail will remain in effect until you revoke the election and request a full set of printed proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site.

If your shares are held in “street name,” you should check the information provided by your broker, bank, or other nominee for instructions on how to elect to view future proxy statements and annual reports over the internet. No material on our website is part of this proxy statement.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors has nominated Brian Corvese and Timothy Wright for election as Class I directors. The nominees currently serve as Class I directors.

Our Board of Directors (the “Board”) is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Board currently consists of six members. Two members are Class I directors, with terms expiring at the 2025 Annual Meeting of Stockholders. Two members are Class II directors, with terms expiring at the 2026 Annual Meeting. Two members are Class III directors, with terms expiring at the 2027 Annual Meeting of Stockholders. The Board has nominated Brian Corvese and Timothy Wright, for re-election to a term as Class I directors, expiring at the 2028 Annual Meeting of Stockholders.

For more information on nomination of directors, see “Corporate Governance and Nominating Committee” below in the section entitled “Our Corporate Governance—Committees of the Board.”

Your vote is requested in favor of Brian Corvese and Timothy Wright as Class I directors. The nominees have indicated their willingness to serve, if elected, but if they should be unable or unwilling to serve, proxies may be voted for substitute nominees designated by the Board.

There are no family relationships between or among any of our executive officers, directors, or nominees for director.

Below are the names and certain information about each member of the Board, including Brian Corvese and Timothy Wright, the nominees for election as Class I directors:

CLASS I DIRECTORS—TERMS TO EXPIRE IN 2025

Brian Corvese Age: 67 President and Founder of Vencor Capital Director since 2007 (a) Compensation Committee (b) Corporate Governance and Nominating Committee (c) Executive Committee (Chair)

Since 1999, Mr. Corvese has been the President and Founder of Vencor Capital (“Vencor”), a private equity firm with telecommunications and technology investments in the Middle East and Mediterranean regions. Prior to working at Vencor, Mr. Corvese worked on investments in the U.S. and global equity markets as a Managing Director and partner at Soros Fund Management, the largest hedge fund in the world at the time. From 1988 to 1996, Mr. Corvese was a partner at Chancellor Capital Management (“Chancellor”), a $25 billion money management firm. While at Chancellor, Mr. Corvese was a Portfolio Manager with responsibility for investments made in basic industries, restructurings, and special situations, corporate governance investments, as well as founded and managed his own hedge fund. From 1981 to 1988, Mr. Corvese was with Drexel Burnham Lambert (“Drexel”) as an equity analyst following the chemical and specialty chemical industries and participated in a significant number of merger and acquisition activities. While at Drexel, Mr. Corvese was a member of the top chemical and specialty chemical research team, as ranked by Institutional Investor. Mr. Corvese currently serves on the Board of Directors of MiNK Therapeutics, Inc., the National Telecommunications Corporation, based in Cairo, Egypt, and Protagenic Therapeutics, an affiliate of Agenus, based in Ontario, Canada. Mr. Corvese earned degrees in finance and political science from The University of Rhode Island and attended New York University Graduate School. With over 30 years of experience in the financial industry, Mr. Corvese brings substantial financial, business and governance expertise to our Board.

Timothy R. Wright

Age: 67

Director since 2006,

Lead Director since 2009

(a) Compensation Committee

(b) Corporate Governance and Nominating Committee (Chair)

(c) Audit and Finance Committee

(d) Executive Committee

Mr. Wright is currently the President and CEO of BIORG, a human organoid company and a faculty member of Wake Forest Institute for Regenerative Medicine and has served in such role since November 2023. Mr. Wright is the former CEO of MiMedx Group, a placental biological company focused on regenerative medicine. Mr. Wright served as CEO and a member of the Board of Directors of MiMedx from May 2019 to September 2022. Mr. Wright has also served as a Founding Partner of Signal Hill Advisors, LLC since February 2011. Mr. Wright also served as chairman of The Ohio State University Comprehensive Cancer Center Drug Development Institute that he founded in 2011, and director of the Ohio State University Innovation Foundation until September 2022. Mr. Wright was the President and Chief Executive Officer and a director of M2Gen Corp., a privately held Cancer health informatics company, between July 2017 and September 2018. From April 2015 through July 2017, Mr. Wright was the Executive Vice President, Mergers and Acquisitions, Strategy and Innovation at Teva Pharmaceuticals Industries Ltd. Mr Wright has held several global executive roles throughout his career including President of Covidien Mallinkrodt, a medical imaging and pharmaceutical company (a subsidiary of Covidien, now Medtronic) from 2007-2010.

Mr. Wright brings to our Board over 30 years of global pharmaceutical industry experience in general management, product development, and commercialization as well as business restructuring and transaction experience. Mr. Wright serves on the boards of Washington University Medical School and North Carolina State School of Veterinary Medicine. Mr. Wright earned his bachelor’s degree from The Ohio State University. Mr. Wright’s global and extensive biotechnology, pharmaceuticals and life sciences operating experience combined with his professional Board experience brings important insight to Agenus.

CLASS III DIRECTORS—TERMS TO EXPIRE IN 2027

Susan Hirsch Age: 72 Director since 2020 (a) Audit and Finance Committee (b) Compensation Committee

Ms. Hirsch has over 40 years of experience in investment management and finance. Until February 2021, she was a Managing Director and Portfolio Manager at Nuveen, a TIAA company, where she was responsible for managing over $20 billion in assets including the TIAA-CREF Large-Cap Growth Fund with $6.6 billion in assets. Prior to joining Nuveen in 2005, she served as Executive Vice President and Portfolio Manager for the Mid-Cap Growth and Technology Sector portfolios as Jennison Associates. Ms. Hirsch’s previous experience also includes investment management positions at Lehman Brothers Global Asset Management and Delphi Asset Management as a

Senior Portfolio Manager for the Selected Growth Stock Portfolio. She began her career as an analyst at Smith Barney and Lehman Brothers where the success of her quantitative model led to her subsequent recognition as a top ranked Institutional analyst for small cap growth stocks in 1991, 1992 and 1993. Ms. Hirsch holds a BS in Accounting from Brooklyn College. Ms. Hirsch qualifies as an audit committee financial expert and brings extensive investment and financial experience to our Board.

Thomas Harrison Age: 77 Director since 2024 (a) Audit and Finance Committee Chair (c) Corporate Governance and Nominating Committee

Mr. Harrison is Senior Operating Partner at Merida Capital Partners focusing on strategic and operational advising across Merida's portfolio companies. Mr. Harrison has been Chairman Emeritus of Diversified Agency Services Division of Omnicom Group, Inc. since 2016, serving as Chairman and CEO from 1997 to 2016. Mr. Harrison led the world's largest group of marketing services companies, overseeing an unparalleled range of services including public relations, crisis management, branding, and healthcare advertising. Before joining Omnicom Group Mr. Harrison co-founded Harrison & Star Business Group and was Chairman and CEO from 1987-1997. Mr. Harrison services on the boards of AFC Gamma and Acurx Pharmaceuticals. Mr. Harrison earned his Master of Science and Doctorate from West Virginia University. Mr. Harrison qualifies as an audit committee financial expert and brings extensive investment and financial experience to our Board.

CLASS II DIRECTORS – TERMS TO EXPIRE IN 2026

Garo H. Armen, Ph.D. Age: 72 Founder and Chairman and Chief Executive Officer of Agenus Inc. Director since 1999 (a) Executive Committee

Dr. Armen is Chairman and Chief Executive Officer of Agenus Inc., which he co-founded in 1994. Dr. Armen brings to our Board a deep historical and practical knowledge of the business of the Company and its technologies, as well as years of expertise in the financial and biopharmaceutical arenas. From mid-2002 through 2004, he was Chairman of the Board of Directors for the biopharmaceutical company Elan Corporation, plc which he helped restructure. Dr. Armen currently serves as executive Chairman of the Board of Directors of Protagenic Therapeutics, Inc., a publicly held biotechnology company and as the Chairman of the Board of MiNK Therapeutics, Inc., a publicly traded affiliate of Agenus.

Dr. Armen is also the founder and Chairman of the Children of Armenia Fund, a philanthropic organization established in 2000 that is dedicated to the positive development of the children and youth of rural Armenia. He holds a Ph.D. degree in physical organic chemistry from the City University of New York.

Jennifer Buell, Ph.D. Age: 51 Chairman of the Executive Council of Agenus Inc. Director since 2024

Since 2021, Dr. Buell has been President and CEO of MiNK Therapeutics, Inc. (subsidiary of Agenus) and since 2023 the Chairman, Executive Council at Agenus. Dr. Buell brings more than 27 years of biopharmaceutical experience, leading teams to advance discovery candidates through to clinical development to commercialization. From 2018 to 2021, Dr. Buell was President and Chief Operating Officer at Agenus, where she was responsible for organizational operations, investor relations and external affairs. Prior to Agenus, Dr. Buell held leadership positions in R&D operations at Bristol-Myers Squibb and Harvard Clinical Research Institute (Baim), where she was involved in the development strategy and operations for a portfolio of industry and government-sponsored clinical programs. She obtained her Ph.D. in Cellular, Biochemical, and Molecular Biochemistry with an M.S. in Biostatistics from Tufts University.

Vote Required

The nominee for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes.” “Broker non-votes” are not counted for purposes of electing directors. You may vote FOR each of the nominees, WITHHOLD your vote from each of the nominees or WITHHOLD your vote from any one of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

The Board of Directors recommends a vote FOR the nominees for Director.

OUR CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

We believe that good corporate governance and an environment of high ethical standards may facilitate business success and the ability to create value for our stockholders. The Board is committed to seeking to implement high governance standards and to continually work towards improvement. We regularly review our corporate governance practices in light of ongoing changes in applicable law and evolving best practices.

Role of Our Board

The Board monitors our overall corporate performance, the integrity of our financial controls, risk management and legal compliance procedures. It appoints senior management and oversees succession planning and senior management’s performance and compensation. The Board also oversees our short- and long-term strategic and business planning, and reviews with management its business plan, financing plans, budget, and other key financial and business objectives.

Members of the Board keep informed about our business through discussions with our Chief Executive Officer and other members of our senior management team, by reviewing materials provided to them by management on a regular basis and in preparation for Board and committee meetings, and by participating in meetings of the Board and its committees. Senior management regularly reviews key portions of our business and its progress with the Board. These practices afford the Board members the opportunity to actively participate in risk management assessment and raise questions and engage in discussions with management regarding areas of potential risk and opportunities to mitigate such risk. The Audit and Finance Committee of the Board reviews the risk management practices of the Company and in particular the Company's approach to cyber risks and mitigation efforts, and both the Corporate Governance and Nominating Committee and the Audit and Finance Committee receive periodic updates from the Company’s senior management outlining areas of compliance focus and proposed recommendations. Additionally, the Compensation Committee reviews the Company’s executive compensation program and the incentives created by the executive compensation program, to assess whether our compensation arrangements encourage excessive or properly calibrate risk-taking by our executives.

We introduce our senior executives and other strategic employees to the Board so that the Board can become familiar with our key talent. Timothy R. Wright, our Lead Director, introduces each new Board member to our Corporate Governance policies and their responsibilities to the Company as a director. Each Board member receives a Board of Directors handbook that provides the director with a summary of these practices and policies.

Board Meetings and Attendance

In 2024, the Board met eleven times and acted by written consent ten times. During 2024, each of our directors, except for Allison Jeynes-Ellis who resigned June 2024, attended at least 75% of (i) the meetings of the Board and (ii) meetings of committees of the Board on which the director served, during the period in which they were directors. Five of our Board members attended our 2024 Annual Meeting of Stockholders. We expect all of our continuing Board members to attend the 2025 Annual Meeting.

Governance Guidelines

The Board is guided by our Guidelines on Significant Corporate Governance Issues (our “Governance Guidelines”). We believe our Governance Guidelines demonstrate our continuing commitment to good corporate governance. The Board reviews our Governance Guidelines from time to time, as needed, and when significant developments warrant a new review. Our Governance Guidelines are posted on the corporate governance section of our website at https://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement.

Performance of Our Board

We consider it important to continually evaluate and improve the effectiveness of the Board, its committees and its individual members. We do this in various ways. Each year, the Secretary surveys the Board members to assess the effectiveness of the Board and its committees. Using these surveys, the Lead Director assesses the Board’s performance and the performance of individual members, and reports their conclusions to the full Board. The assessment also evaluates the Board’s effectiveness in reviewing executive management, conducting appropriate oversight and adding value to Agenus. Each of the Board’s standing committees also conducts annual self-evaluations.

At each Board meeting, each Board member has the opportunity to assess the effectiveness of the materials presented and the conduct of the meeting, and to offer suggestions for improvement at future meetings.

Code of Business Conduct and Ethics and Securities Trading Policies

The Board originally adopted our Code of Business Conduct and Ethics in 2003. The Board reviewed, revised, and updated the Code of Business Conduct and Ethics most recently in January 2024. The Code of Business Conduct and Ethics applies to all members of the Board and all employees of Agenus, including our Chief Executive Officer, and Principal Financial and Accounting Officer. In addition, Agenus has a Securities Trading Policy, which was updated and reviewed and approved by the Board in January 2023. Among other matters, both our Code of Business Conduct and Ethics and Securities Trading Policy prohibit the members of the Board and all employees of Agenus from buying or selling our securities while in possession of material, non-public information about the Company. A copy of our Securities Trading Policy was filed as Exhibit 19.1 to our Annual Report. Our Code of Business Conduct and Ethics and Securities Trading Policy are each posted on the corporate governance section of our website at https://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement. We intend to post on our website all disclosures that are required by law or Nasdaq listing rules concerning any amendments to our Code of Business Conduct and Ethics. Stockholders may request a free printed copy of our Code of Business Conduct and Ethics by writing to Investor Relations, Agenus Inc., 3 Forbes Road, Lexington, MA 02421.

ESG Charter

As an immuno-oncology company, we are driven by our commitment to help patients of today and tomorrow by developing medicines that seek to extend and improve quality of life. As we do so, our vision inspires us to support a sustainable Environmental, Social and Governance ("ESG") strategy; one where the planet is healthy, people thrive, and society is inclusive. In February 2023, we issued our inaugural ESG Charter, which outlines the Company's commitment and process for defining and measuring progress of our stated commitment to environmental stewardship and sustainability, corporate social responsibility and corporate governance. Our Environmental, Social, Governance Charter is posted on the corporate governance section of our website at https://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement.

Compensation Recoupment Policy

In June 2023, we adopted a Policy for Recoupment of Executive Incentive Compensation in the Event of Accounting Restatement (the “Compensation Recoupment Policy”), in compliance with the requirements of the Dodd-Frank Act, final SEC rules and applicable Nasdaq listing standards, which covers our current and former executive officers. Under the Compensation Recoupment Policy, if we are required to prepare an accounting restatement due to material errors or noncompliance with any financial reporting requirements under the securities laws, certain incentive-based compensation paid or awarded to covered executives will be subject to reduction and/or repayment if the amount of such compensation was calculated based on the achievement of financial results that were the subject of the restatement and the amount of such compensation that would have been received by the covered executives had the financial results been properly reported would have been lower than the amount actually awarded.

Independence of Directors

Our Governance Guidelines and Nasdaq listing rules provide that a majority of the Board should be composed of independent directors. The Corporate Governance and Nominating Committee annually reviews the independence of the directors and reports to the Board which directors it recommends that the Board determine are independent. The Board then makes the final determination. The Board takes into account Nasdaq listing rules, applicable laws and regulations, and other factors in making its determinations including potential conflicts of interest, related party transactions, and other relationships that would reasonably be expected to compromise a director’s independence. The Board has determined that Mr. Corvese, Ms. Hirsch, Mr. Harrison, Mr. Wiinberg, and Mr. Wright are currently independent directors. Dr. Armen and Dr. Buell are currently not independent directors because they are employed as our Chief Executive Officer and Chairman of the Executive Council, respectively. In making independence determinations with regard to other directors, the Board considered related party transactions between us and a director or a director’s affiliates and any positions a director holds with entities with commercial relationships with us.

Executive Sessions of Independent Directors

Our independent directors periodically meet in executive session without management present immediately after regularly scheduled Board meetings. Eleven such meetings were held during 2024.

Leadership Structure of the Board

Mr. Wright, an independent director, serves as the Lead Director of the Board and as Chair of the Corporate Governance and Nominating Committee. Mr. Wright also serves on the Compensation Committee, the Audit and Finance Committee and the Executive Committee. In addition to the duties of all directors, the specific responsibilities of the Lead Director include: (i) acting as chair of the Corporate Governance and Nominating Committee; (ii) developing the agenda for and presiding over all executive sessions of the independent directors; (iii) acting as principal liaison between the independent directors and the Chief Executive Officer on sensitive issues and raising at any meeting of the Board items that are not appropriately or best put forward by the Chief Executive Officer; and (iv) communicating to the Chief Executive Officer the independent directors’ annual evaluation of the Chief Executive Officer. The Company’s Chief Executive Officer serves as the Chairman of the Board. We believe that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business, and most capable of effectively identifying strategic priorities and leading the discussion and execution of our Company’s strategy. Our independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight, and expertise from outside the Company and from inside and outside the Company’s industry, while the Chief Executive Officer brings Company-specific experience and expertise. To assure effective independent oversight, the Company has adopted a number of governance practices, including:

•
a strong, independent, clearly-defined Lead Director role (as described above);
•
executive sessions of the independent directors held periodically; and
•
an annual performance evaluation of the Chairman/Chief Executive Officer by the independent directors.

While there may be circumstances in the future that would lead the Company to separate the offices of Chairman and Chief Executive Officer, we do not believe this is currently necessary due to the nature and size of the operations of the Company, the overall independence of the Board from management, and the strength of the Lead Director’s role on the Board.

Committees of the Board

The Board currently has five standing committees: the Audit and Finance Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Affiliate Transactions Committee and the Executive Committee. The Board also appoints from time to time ad hoc committees to address specific matters.

Audit and Finance Committee

Members:

Thomas Harrison, Chair

Susan Hirsch

Timothy R. Wright

The Audit and Finance Committee consists entirely of independent directors within the meaning of the Nasdaq listing rules and the requirements contemplated by Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”). During the entirety of 2024, Mr. Wright and Ms. Hirsch were members of the Audit and Finance Committee. In November 2024, Mr. Harrison (Chair) was appointed to the Audit and Finance Committee, replacing the former Chair, Ulf Wiinberg. The Board determined that Mr. Harrison qualifies as audit committee financial expert. The Audit and Finance Committee’s primary function is to assist the Board in monitoring the integrity of our consolidated financial statements and our system of internal control. The Audit and Finance Committee has direct responsibility for the appointment, independence, and monitoring of the performance of our independent registered public accounting firm. The committee is responsible for pre-approving any engagements of our independent registered public accounting firm, and all related party transactions. The committee also reviews our risk management practices, cyber-security program and mitigation, strategic tax planning, preparation of quarterly and annual financial reports, and compliance processes.

The Audit and Finance Committee members meet regularly with our independent registered public accounting firm, without management present and with members of management in separate private sessions, to discuss any matters that the committee or these individuals believe should be discussed privately with the committee, including any significant issues or disagreements concerning our accounting practices or consolidated financial statements. The committee also reviewed and approved the Company's Securities Trading Policy, among others, in 2023. The committee conducts a meeting each quarter to review our consolidated financial statements prior to the public release of earnings. The committee has the authority to engage special legal, accounting or other consultants to advise the committee. The committee also has the authority to delegate to subcommittees any responsibilities of the full committee. The Audit and Finance Committee charter is posted on the corporate governance section of our website at https://investor.agenusbio.com/corporate-governance.No material on our website is part of this proxy statement.

Compensation Committee

Members:

Brian Corvese, Chair

Timothy R. Wright

Susan Hirsch

The Compensation Committee consists entirely of independent directors within the meaning of applicable Nasdaq listing rules and “non-employee directors” for purposes of Rule 16b-3 under the 1934 Act. During the entirety of 2024, Mr. Corvese (Chair), and Mr. Wright were members of the Compensation Committee. The Board appointed Ms. Hirsch to the committee in June 2024 to replace Dr. Jeynes-Ellis on the committee after Dr. Jeynes-Ellis resigned from the Board. The committee’s primary purpose is to approve, administer and interpret our executive, key employee and director compensation programs, benefits policies, compensation philosophy and engagement with external compensation consultants. The committee reviews, determines and approves the compensation of the Chief Executive Officer, all other executive officers and certain other key employees. It also reviews and recommends compensation for members of the Board. Additionally, the committee makes recommendations to the Board regarding the adoption of new incentive compensation and equity-based plans and administers existing incentive compensation and equity-based plans.

The Compensation Committee considers data from other companies for compensation comparison purposes and retained an outside compensation consultant in 2024, Aon Consulting, Inc. through its Human Capital Solutions Subdivision (“Aon Radford”), to review the Company's compensation philosophy, create a relevant comparator peer group based on a number of relevant factors, and evaluate our executive and board compensation programs. The committee has the authority to retain legal, accounting, or other consultants to advise the committee on executive and board compensation issues that may arise. The committee also has the authority to delegate to subcommittees any responsibilities of the full committee. The Compensation Committee charter is posted on the corporate governance section of our website at https://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement. Aon Radford does not provide any services to the Company or the Compensation Committee other than those described above. After consideration of the six independence assessment factors provided under the listing rules of Nasdaq, the Compensation Committee determined that Aon Radford, as an advisor to the Compensation Committee during 2024, was independent and that the work performed by Aon Radford did not raise any conflicts of interest in 2024 that would preclude the Compensation Committee from reviewing and considering Aon Radford’s analyses when making compensation decisions.

Corporate Governance and Nominating Committee

Members:

Timothy R. Wright, Chair

Brian Corvese

Thomas Harrison

The Corporate Governance and Nominating Committee consists entirely of independent directors within the meaning of applicable Nasdaq listing rules. During 2024, the Corporate Governance and Nominating Committee consisted of Mr. Wright (Chair), Mr. Corvese and Mr. Wiinberg until his resignation effective November 5, 2024, at which time Mr. Harrison was appointed to the committee. The Corporate Governance and Nominating Committee is responsible for recommending to the Board policies relating to the conduct of Board affairs, the process for annual evaluation of the Board and the Chief Executive Officer, issues of corporate public responsibility, and overseeing the Company’s management succession planning process. It periodically evaluates the composition of the Board and its committees, the contributions of individual directors, and the Board’s effectiveness as a whole. The committee reviews the Company’s ethics and compliance activities under the Code of Business Conduct and Ethics.

The Corporate Governance and Nominating Committee recommends to our full Board individuals to serve as directors. The committee recommends to the Board guidelines and criteria for Board membership and reviews with the Board, on a periodic basis, the appropriate skills and characteristics required of Board members in the context of the then current needs of Agenus. The committee is responsible for reviewing with the Board the appropriate personal characteristics and professional competencies preferred of Board members, who are expected to work together as a team to properly oversee our strategies and operations. In general, all directors are expected to possess certain personal characteristics necessary to create a highly functional and collegial

Board, which include personal and professional integrity, practical wisdom and mature judgment, an inquisitive and objective perspective, and time availability for performing the duties of a director.

The Board, as a group, is expected to encompass a range of talents, ages, skills, diversity, and expertise sufficient to provide sound and prudent guidance with respect to the operations and interests of our business. Examples of desired professional competencies include accounting and financial literacy, clinical drug development experience, industry knowledge, medical or scientific knowledge, and management experience. When evaluating potential new Board appointments, the Corporate Governance and Nominating Committee considers these factors, but does not have any fixed criteria for candidates it recommends because the Board believes that a flexible evaluation process allows the committee to make sound judgments based on the needs of the organization and specific attributes of each candidate without a need for a formal policy current. Candidates should also be enthusiastic about service on our Board and working collaboratively with existing Board members to create value for all of our stockholders. The Corporate Governance and Nominating Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders because it does not believe such a policy is necessary given that no unaffiliated stockholder has ever recommended a director candidate. When considering director candidates, the Corporate Governance and Nominating Committee, in consultation with the Chief Executive Officer and full Board, considers the current strengths on the existing Board, the current needs of the organization, and anticipated future activities and requirements of both the Board and the organization as a whole. Historically, director candidates have been generally identified primarily through referrals and the expansive and diverse professional network pool of the Board and senior executives. If the committee were to receive a recommendation for a director candidate from a stockholder, the committee expects that it would evaluate such a candidate using the criteria described above. The committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis, accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least one year as of the date that the recommendation is made. To submit a recommendation for a nomination, a stockholder may write to the Lead Director, Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421, Attention: Lead Director.

In addition, our bylaws permit stockholders to nominate individuals, without any action or recommendation by the committee or the Board, for election as directors at an annual meeting of stockholders. The committee updated its charter of the Corporate Governance and Nominating Committee in 2022, which is posted on the corporate governance section of our website at https://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement.

Affiliate Transactions Committee

Members:

Susan Hirsch

Timothy R. Wright

Given our majority ownership of MiNK common stock, the Board determined that it was advisable to create a new, independent committee of the Board to evaluate and negotiate material transactions or matters with respect to which a conflict of interests exists or would reasonably be expected to exist between the Company, on the one hand, and MiNK on the other hand. In March 2023, the Board approved the Affiliate Transactions Committee Charter. The Affiliate Transactions Committee consists entirely of independent directors within the meaning of applicable Nasdaq listing rules and who are disinterested with respect to MiNK. During 2024, the Affiliate Transactions Committee consisted of Ms. Hirsch and Mr. Wright.

Our Affiliate Transactions Committee Charter is posted on the corporate governance section of our website at https://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement.

Communications with the Board

You may contact the Board or any committee of the Board by writing to Board of Directors (or specified committee), Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421, Attn: Lead Director. You should indicate on your correspondence that you are an Agenus stockholder. Communications will be distributed to the Lead Director, the appropriate committee chairman, or other members of the Board or executive management, as appropriate, depending on the facts and circumstances stated in the communication received. Executive management will generally determine the proper response to inquiries of a commercial nature, which generally will not be forwarded to the Lead Director. Inquiries regarding accounting, internal controls over financial reporting, or auditing matters will be forwarded to the Chair of the Audit and Finance Committee, and inquiries involving matters governed by the Code of Business Conduct and Ethics will be forwarded to the Chair of the Corporate Governance and Nominating Committee.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the year ended December 31, 2024 were Mr. Corvese (Chair), Ms. Hirsch, Mr. Wright, and prior to her resignation, Dr. Jeynes-Ellis. No member of the Compensation Committee was at any time during 2024, or formerly, an officer or employee of Agenus or any subsidiary of Agenus. No executive officer of Agenus has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity while an executive officer of that other entity served as a director of Agenus or member of the Compensation Committee.

Our Executive Officers

Garo H. Armen, Ph. D.—Chairman and Chief Executive Officer—Dr. Armen, 72, has been our Chairman and Chief Executive Officer since our founding in 1994. From our founding until December 2019, Dr. Armen also served as our President. Additional biographical information on Dr. Armen is set forth below.

Steven O’Day, MD—Chief Medical Officer—Dr. O’Day, 64, has been our Chief Medical Officer since January 2021. Dr. O’Day is a pioneer in CTLA-4 inhibition, and has been the principal investigator in more than 200 clinical trials. From 2015 until joining Agenus, was Director of Immuno-Oncology and Director of Clinical Research at John Wayne Cancer Institute at Providence Saint John’s Health Center. Dr. O’Day received his medical degree in 1988 from Johns Hopkins School of Medicine and his BA in Chemistry from Williams College in 1983. Additionally, Dr. O’Day did his medical oncology fellowship at the Dana Farber/Harvard Cancer Center.

Christine M. Klaskin—Vice President of Finance—Ms. Klaskin, 59, has been our Vice President, Finance since October 2006. Since joining Agenus Inc. in 1996 as finance manager, Ms. Klaskin has held various positions within the finance department and has been involved in all equity and debt offerings of the Company including its IPO. Additionally, Ms. Klaskin serves as the Treasurer of MiNK Therapeutics, Inc. Prior to joining Agenus, Ms. Klaskin was employed by Arthur Andersen as an audit manager. Ms. Klaskin received her Bachelor of Accountancy from The George Washington University.

Under our bylaws all of our executive officers are elected to their offices on an annual basis until the first meeting of our Board of Directors following our annual stockholder meeting. No family relationships exist among any of our directors or executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the compensation of the executive officers who are named in the “Summary Compensation Table” below and who are referred to throughout this proxy statement as our “named executive officers,” and the material factors relevant to an understanding of their compensation in 2024. Our named executive officers for 2024 are:

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Dr. Garo H. Armen—Chairman and Chief Executive Officer;
•
Dr. Steven J. O’Day—Chief Medical Officer; and
•
Ms. Christine M. Klaskin—Vice President of Finance.

Executive Summary

This section provides information on the compensation of our named executive officers and the key factors relevant to understanding their compensation in 2024. Our named executive officers for 2024 are Dr. Garo H. Armen, Chairman and Chief Executive Officer; Dr. Steven J. O’Day, Chief Medical Officer; and Ms. Christine M. Klaskin, Vice President of Finance.

Our executive compensation program is designed to attract and retain top talent, reward strong performance, and align incentives with the creation of long-term shareholder value, while also considering the Company’s resource constraints. The target short-term compensation (base salary and target annual incentive bonuses) for our named executive officers is positioned competitively on average within approximately the 50th percentile of our compensation peer group. Our long-term incentive programs are designed to preserve cash resources, encourage long-term decision-making and value creation, and reward stock price appreciation. Because of the challenges that the Company has faced during 2024 and into 2025, including the FDA's recommendation against accelerated approval of our lead programs which impacted our stock price and financial resources, an SEC investigation and shareholder litigation, our executive compensation program for 2024 has deviated from our typical executive compensation program in certain ways. We have emphasized equity awards to minimize cash expenses and to align executives' interests directly with those of our shareholders. For 2024 annual bonuses, given the financial position of the Company at the end of 2024, our Compensation Committee decided to postpone its review of an annual incentive bonus payout for each of our named executive officers and no such payouts have been determined or paid as of the date of this proxy statement. We expect that our Compensation Committee will make this determination in June 2025. Although we place significant emphasis on equity-based compensation to reward and motivate our named executive officers and other employees, as of April 24, 2025, 27% of stock options granted to our named executive officers during 2024 are underwater, which means that the exercise prices are greater than the closing price of a share of our common stock ($2.82) on this date.

In 2024 and early 2025, we achieved significant milestones across our clinical and translational programs, highlighting the strength and potential of our therapeutic pipeline. Botensilimab and balstilimab demonstrated robust clinical activity in microsatellite stable (MSS) tumors, a historically immunotherapy-resistant population, with consistent responses presented in five studies at ASCO GI 2025—findings externally validated by independent trials and global oncology leaders. At ESMO 2024, BOT/BAL further demonstrated durable clinical benefit in advanced sarcomas and other challenging cancers, underscoring their potential to transform patient outcomes. Additionally, we expanded our translational research efforts, successfully identifying biomarkers and refining patient-selection strategies, and advanced studies in lung, peritoneal, and hepatic metastases. In early 2025, we initiated a groundbreaking trial combining botensilimab with allogeneic cell therapy in gastric cancer, marking a novel approach integrating checkpoint blockade and adoptive cellular therapies. These accomplishments advanced despite the challenging regulatory and fiscal pressures noted above.

Compensation Philosophy

Our executive compensation philosophy emphasizes equity-based incentives to conserve cash, reward long-term performance, and align executives’ interests with those of our shareholders. Our executive compensation program balances fixed compensation (base salary) with performance-oriented incentives (equity awards) and aims to provide competitive compensation levels within our peer group in order to attract and retain high-caliber talent.

We aim to manage the risks and challenges inherent to a biotechnology company of our size and stage of development by combining short- and long-term elements, cash and equity compensation, and fixed and variable compensation in our executive compensation program. We incentivize our executives to achieve various research, clinical, and operational goals, as a means to create long-term shareholder value, including building a high-performing team, demonstrating leadership and innovation, managing multiple dimensions of our business, and identifying and addressing our short- and long-term operational needs and financial position.

Our executives' base salaries, target annual incentive bonus levels, and target annual long-term incentive award values are set at levels that are competitive with those of our peer group. We continually review our executive compensation program to ensure that it rewards executives appropriately and provides compensation at market-competitive levels. See “Competitive Market Review” below for further information on our peer group and other market data used by our Compensation Committee.

We believe that our executive compensation program appropriately rewards our executives for achieving our goals and objectives, and provides compensation at market-competitive levels. Our Compensation Committee assessed our compensation policies and practices, including the risks created by our compensation plans, and has concluded that our current compensation programs do not present risks that are reasonably likely to have a material adverse effect on the Company.

Competitive Market Review

To compete for top-tier executive talent in the biotechnology industry, we monitor market trends and draw upon compensation surveys prepared by Aon Radford, our Compensation Committee’s independent compensation consultant, custom research developed by Aon Radford, and other nationally recognized compensation surveys. Our Compensation Committee engages Aon Radford annually to evaluate our executive compensation program and compare it to other programs in the market. We defined our market using two market references for 2024: the Radford Global Life Sciences Survey and proxy data from a peer group of biotechnology companies. Our Compensation Committee approves a group of comparable companies as our peer group for executive and director compensation purposes.

Defining the Market. For 2024, we used two market references to evaluate our executive compensation program against those in the market:

1.
The Radford Global Life Sciences Survey, a national survey of executive compensation levels and practices. We focused primarily on a pre-determined subset of companies in our sector with between 175 and 1,500 employees and a market capitalization between $300 million to $3.0 billion (average market capitalization of approximately $1.2 billion).
2.
Proxy data from a peer group of biotechnology companies of a similar headcount, market capitalization, development stage and therapeutic focus as the Company.

On an annual basis, our compensation consultant recommends, and our Compensation Committee approves, a group of comparable companies as our peer group for executive and director compensation purposes. In 2024, our Compensation Committee worked closely with Aon Radford to review, evaluate and develop our peer group with an emphasis on biotechnology and pharmaceutical companies with a similar headcount and market capitalization. Based on this analysis and discussions with Aon Radford, our Compensation Committee selected a peer group for purposes of 2024 compensation determinations that removed 8 companies from the prior year's peer group and added 8 new companies. These modifications were made to ensure continued alignment with our evolving business profile, market positioning, and talent needs. Our Compensation Committee assessed peers based on relevant criteria such as industry focus, stage of development, market capitalization, and talent comparability. Companies were added to better reflect our competitive landscape for executive talent, focusing on innovative biotech organizations with similar therapeutic focus areas, operating scale, and talent needs. Companies were removed if they no longer aligned with our size, development stage, or market dynamics, or if their profile shifted materially. Our peer groups for 2023 and 2024 were as follows:

2023 Peer Group	2024 Peer Group
Arcus Biosciences, Inc.	2seventy bio
Arvinas, Inc.	ALX Oncology
Atara Biotherapeutics, Inc.	Atara Biotherapeutics, Inc.
Deciphera Pharmaceuticals, Inc.	Fate Therapeutics, Inc.
Fate Therapeutics, Inc.	Immuneering
ImmunoGen, Inc.	Inhibrx
Inovio Pharmaceuticals, Inc.	Inovio Pharmaceuticals, Inc.
Instil Bio, Inc.	Instil Bio, Inc.
Iovance Biotherapeutics, Inc.	iTeos Therapeutics
Karyopharm Therapeutics Inc.	Karyopharm Therapeutics Inc.
MacroGenics, Inc.	MacroGenics, Inc.
Mersana Therapeutics, Inc.	Mersana Therapeutics, Inc.
Precision BioSciences, Inc.	Precigen
Seres Therapeutics, Inc.	Precision BioSciences, Inc.
SpringWorks Therapeutics, Inc.	Repare Therapeutics
Syndax Pharmaceuticals, Inc.	Seres Therapeutics, Inc.
TG Therapeutics, Inc.	Sutro Biopharma
Voyager Therapeutics, Inc.	Voyager Therapeutics, Inc.

2023 Peer Group	2024 Peer Group
Zentalis Pharmaceuticals, Inc.	Zentalis Pharmaceuticals, Inc.

Determining Market Levels and Specific Comparisons. We compare our executive compensation program and amounts of compensation against our peer group by reviewing each compensation component (measured at target in the case of annual and long-term incentive opportunities) and total compensation. The comparisons made in this process are used to determine our approximate position relative to the appropriate market reference by each element of compensation and in total.

Total Compensation Strategy

Our compensation strategy aims to offer our executives competitive compensation packages, with an opportunity to earn above-market pay for exceptional performance. To maintain our competitive pay philosophy, we prioritize long-term equity incentives and performance-based incentive compensation.

We generally target total compensation at approximately the 50th percentile of our peer group, which was the case for 2024 target total compensation. For this purpose, total compensation includes annual base salary, target annual incentive bonus, and the grant date value of equity awards.

The competitive posture of our actual annual compensation paid or earned versus market references will vary year to year based on Company and individual performance, as well as the performance of our peer group and the respective levels of compensation paid by peer group companies to their executives. We expect to continue targeting total compensation at approximately the 50th percentile of our peer group, with an emphasis on performance-based compensation. Further, in light of our compensation philosophy, we believe that the total compensation package for our executives should continue to consist of base salary, annual incentive bonuses, long-term equity-based incentive compensation, and certain other benefits.

Executive Compensation Program

Components of our Executive Compensation Program

Our executive compensation program consists of the following four components (each described in more detail below):

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Short-term compensation (including base salary and annual incentive bonuses);
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Long-term incentives;
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Benefits; and
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Severance compensation and termination protections.

To determine levels of overall executive compensation, in addition to considering market data as described above, our Compensation Committee balances individual experience, performance and functional area, and company-wide goals and achievements.

The general structure of our executive compensation program is consistent with that for non-executive members of the Agenus management team.

Short-Term Compensation

Our short-term compensation program consists of base salary and annual incentive bonuses. Base salary provides a fixed rate of base compensation to recognize the experience, skills, knowledge, and responsibilities of each executive, and takes into account competitive market conditions.

Base Salary: Base salaries for our executive officers are generally positioned at or around the 50th percentile of our peer group (see “Competitive Market Review” above for further information on our peer group). In establishing the base salaries of our executives, our Compensation Committee (with input from our Chief Executive Officer, other than with respect to his own base salary) considers various factors, such as an executive's seniority, experience, position and functional role and responsibilities, as well as peer group and competitive market data.

We review the base salaries of our executives annually and adjust them to reflect the executive’s performance, competitive market conditions, and market data. Increases are considered within the context of our overall annual financial position before more specific individual and market competitive factors are considered. We do not use specific formulas to determine base salary increases.

In January 2024, in connection with its annual review of executive compensation matters and approval of annual long-term incentive awards for all employees, our Compensation Committee elected not to approve an increase to the salaries of our named executive officers, and as a result, the 2024 salaries of our named executive officers were unchanged from their 2023 levels.

Named Executive Officer	2024 Base Salary
Dr. Armen	$715,260
Dr. O’Day	$594,880
Ms. Klaskin	$298,224

In August 2023, our Compensation Committee approved paying Dr. Armen’s net base salary in fully vested shares of our stock, in lieu of cash, for the remainder of 2023. In January 2024, the Compensation Committee authorized an extension of this arrangement, and Agenus continued to pay Dr. Armen’s base salary (net of taxes) in stock, in lieu of cash, through the first half of 2024, and then in June 2024, further extended this arrangement to the end of 2024.

Annual Incentive Bonuses: Our executive officers' annual incentive bonuses are based on the achievement of Company goals and objectives as well as individual performance and are paid under our Executive Incentive Plan. Each executive is eligible to earn an annual incentive bonus ranging from 0-200% of his or her target bonus based on our Compensation Committee’s evaluation of the achievement of Company goals and objectives and individual performance.

For 2024, each of our named executive officers was eligible to receive an annual incentive bonus. The target bonus amount for each executive was expressed as a percentage of his or her base salary, and was set based on market data and our Compensation Committee’s assessment of the achievement of pre-established Company goals and objectives as well as individual performance. The Compensation Committee did not adjust the target bonus percentages for any of our named executive officers for 2024.

Named Executive Officer	2024 Target Bonus (% of base salary)
Dr. Armen	60
Dr. O’Day	50
Ms. Klaskin	35

The Company sets annual goals and objectives at the beginning of each year with input from our executive leadership, which goals are subsequently reviewed and approved by our Compensation Committee and the Board. For 2024, these strategic goals included transforming Agenus into a leading commercial biotechnology company by the end of 2025. Specifically, we aimed to complete a Biologics License Application (BLA) submission in microsatellite stable colorectal cancer (3L MSS CRC), secure a reliable supply of botensilimab and balstilimab (BOT/BAL), establish a robust commercial infrastructure for successful U.S. market entry, and effectively communicate compelling clinical findings in MSS CRC. Additionally, our objectives included expanding registration opportunities through the completion of enrollment in key Phase 2 studies in pancreatic cancer and melanoma, initiating and completing a Phase 1b/2 study in non-small cell lung cancer (NSCLC), and preparing for a pivotal neoadjuvant CRC study. We also sought to optimize our financial strategy by completing a synergistic and financially prudent strategic transaction and expanding our long-term investor base.

During 2024, the Company made meaningful progress toward these strategic goals. We secured an adequate supply of BOT/BAL to support our ongoing clinical trials, we completed various clinical studies, advanced enrollment in pancreatic cancer and melanoma trials, expanded our trials to generate additional data in patients with r/r NSCLC study, and began preparations for a pivotal neoadjuvant CRC study. Additionally, we conducted an End-of-Phase 2 (EOP2) meeting with the FDA, during which the FDA agreed upon our proposed dosing regimen but advised against pursuing accelerated approval based solely on current response data, noting uncertainty regarding the direct translation of objective response rates into survival benefit. Consequently, our commercialization timeline has been delayed.

While there is no set formula or specified weighting of the Company goals and objectives under the annual bonus program, in determining annual incentive bonus payouts, the Compensation Committee will take into account the achievement of the goals and objectives as a whole.

For 2024 annual bonuses, given the financial position of the Company at the end of 2024, the Compensation Committee decided to postpone its review of an annual incentive bonus payout for each of our named executive officers and no such payouts have been determined or paid.

Long-Term Incentives

The Company's long-term incentives for 2024 consisted of time-vesting stock options. The Company believes that time-vesting stock options are also performance-based because no value is created unless the value of the common stock appreciates after grant.

Equity-based awards are granted to executives and employees to enable them to participate in the long-term appreciation of the Company's stock and to align their interests with those of our stockholders, and thereby encourage our executives to take actions that are in the best interests of the Company’s long-term success. These awards are not granted automatically to executives on an annual basis. The Compensation Committee grants equity-based awards based on the executive’s and the Company's performance over time, their ability to impact the Company's results that drive stockholder value, their level within the organization, their potential to take on roles of increasing responsibility, and competitive equity award levels for similar positions in the peer group.

Market Comparisons:

The Company uses several methodologies to make external comparisons when determining the size and form of incentive equity awards to be granted to each executive. These methodologies include comparing the fair value of the grant (determined using methods that are consistent with the guidance in Accounting Standards Codification 718, Compensation—Stock Compensation), the face value of the grant, the number of shares of common stock underlying all incentive equity awards granted by position, and the proportion of exercisable to non-exercisable awards held in total. On a total Company basis, the Company analyzes total annual equity burn rates, the total number of shares remaining in the approved pool under our 2019 EIP, and equity overhang.

2024 Grants:

In January 2024, the Compensation Committee granted the following options to purchase shares of our common stock, contingent upon shareholder approval of an increase in the amount of shares available for issuance under our 2019 EIP, which approval was obtained at our annual shareholder meeting on June 11, 2024:

• On January 16, 2024, the Compensation Committee granted an option to purchase shares of our common stock to each of Dr. O’Day (10,000 shares) and Ms. Klaskin (6,250 shares), which vested as to one-third of the underlying shares on January 16, 2025 and vests thereafter in eight quarterly installments, generally subject to the named executive officer’s continued employment or service with the Company.

• On January 17, 2024, the Compensation Committee granted an option to purchase 108,000 shares of our common stock to Dr. Armen, which vested as to one-third of the underlying shares on January 17, 2025 and vests thereafter in eight quarterly installments, generally subject to Dr. Armen’s continued employment or service with the Company.

• On January 26, 2024, the Compensation Committee granted an option to purchase 3,125 shares of our common stock to Ms. Klaskin, which vested as to one-third of the underlying shares on January 26, 2025 and vests thereafter in eight quarterly installments, generally subject to Ms. Klaskin’s continued employment or service with the Company.

• On January 16, 2024 (or January 17, 2024 for Dr. Armen), the Compensation Committee also granted an option to purchase shares of our common stock to each of Dr. Armen (65,651 shares), Dr. O’Day (37,907 shares), and Ms. Klaskin (10,642 shares) in respect of the respective named executive officer’s 2023 annual bonus, which was paid in the form of time-based options in lieu of cash. These options vested as to 50% of the underlying shares on June 27, 2024 and as to 50% of the underlying shares on September 27, 2024.

In addition, on November 14, 2024, the Compensation Committee granted a one-time retention award in the form of an option to purchase shares of our common stock to each of Dr. Armen (600,000 shares), Dr. O’Day (50,000 shares) and Ms. Klaskin (10,000 shares), which options vest as to 100% of the underlying shares on November 15, 2025, generally subject to the named executive officer’s continued employment or service with us through the vesting date.

All stock options granted to our named executive officers during 2024 are underwater as of April 24, 2025, which means that the exercise prices are greater than the closing price of a share of our common stock ($2.82) on this date.

Policies and Practices Related to the Timing of Equity Grants

We generally grant annual equity-based awards to our executive officers in January of each year, although the exact timing may change from year to year. The Compensation Committee or our Board may also grant equity awards, including stock options, at different times of the year to new hires and in connection with promotions, changes in employment and for other purposes, such as retention. Neither the Compensation Committee nor our Board grants stock options in anticipation of the release of material non-public information and we have not timed the disclosure of material non-public information for the purpose of affecting the value of executive compensation. During 2024, the Company did not grant stock options to any named executive officer during any period beginning four business days before and ending one business day after the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company current report on Form 8-K (other than a current report on Form 8-K disclosing a material new option award grant under Item 5.02(e) of that form) that disclosed any material non-public information.

Benefits

The Company provides its employees, including our named executive officers, the following benefits: health, vision, and dental insurance; life insurance; short- and long-term disability insurance; flexible spending accounts; 401(k) plan; and Employee Stock Purchase Plan. The Company provides employer matching contributions equal to $0.50 for each $1.00 contributed by an employee under its 401(k) retirement plan, up to 6% of the employee's compensation. The Company believes that these benefits are consistent with those offered by companies against which it competes for talent.

Severance Compensation and Termination Protection

We are party to employment agreements with Drs. Armen and O’Day. Additionally, we have entered into a change of control agreement with Ms. Klaskin. These agreements provide for severance compensation to be paid if the executive's employment or service is terminated under certain conditions, such as in connection with a change of control of the Company or a termination without cause by the Company, each as defined in the respective agreements.

The employment and change of control agreements and the severance compensation provisions contained in such agreements are designed to meet the following objectives:

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Change of Control: As part of our normal course of business, we may engage in discussions with other biotechnology and pharmaceutical companies about possible collaborations, licensing and/or other ways in which the companies may work together to further our respective long-term objectives. In addition, many larger established pharmaceutical companies consider companies at similar stages of development to ours as potential acquisition targets. In certain scenarios, a merger or sale of the Company may be in the best interests of our stockholders. We provide severance compensation if an executive’s employment is terminated following a change of control transaction in order to maintain management continuity in the event a potential transaction is announced and to promote the ability of our executives to act in the best interests of our stockholders even though their employment could be terminated as a result of the transaction.
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Termination without Cause: If we terminate the employment of an executive who is party to an employment or change of control agreement without cause, or the executive resigns due to a compensation reduction or, in the case of Dr. Armen, for other good reason as defined in the applicable agreement, we are obligated to continue to pay the executive’s base salary, bonus, and medical and dental benefits for a defined period, as well as to provide outplacement services. We believe this is appropriate because the terminated executive would be bound by confidentiality, non-solicitation and non-competition provisions following such termination. In addition, having a mutually agreed to severance package that is in place prior to any termination event provides us with more flexibility to make a change in senior management if we consider such a change to be in our and our stockholders’ best interests.

Prohibition Against Hedge and Offset Transactions

The Company's Securities Trading Policy prohibits its executive officers, directors, employees, and consultants, together with members of their household, from engaging in certain transactions, including selling any of our securities that they do not own at the time of the sale, buying or selling put options, call options, or other derivative securities, and engaging in hedging transactions without pre-approval from the Chief Compliance Officer. None of the Company's executive officers has sought or obtained consent to engage in a hedging transaction as of the date of this document.

2024 Compensation Actions for our Named Executive Officers

The compensation actions for 2024 were determined by our Compensation Committee based on assessments of performance relative to Company goals and objectives and individual performance objectives, as well as comparisons against the market references described above. Our Chief Executive Officer, Dr. Armen, makes recommendations to the Compensation Committee regarding individual compensation for our executives, excluding himself. The Compensation Committee makes all final determinations regarding the compensation of our executives, including our named executive officers.

Our 2024 compensation actions for our Chief Executive Officer and our other named executive officers are summarized as follows:

Dr. Garo H. Armen—Chairman and Chief Executive Officer

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Base Salary: In 2024, Dr. Armen’s base salary remained at $715,260 per annum. Since August 2023, Dr. Armen’s base salary is paid in fully vested shares of our stock, in lieu of cash.
•
Annual Incentive Bonus: Our Compensation Committee has postponed its review of an annual incentive bonus for Dr. Armen for his performance in 2024, until June 2025.
•
Long-Term Incentives:
•
In January 2024, our Compensation Committee granted Dr. Armen an option to purchase 108,000 shares of our common stock with a per share exercise price of $11.90, which vested as to one-third of the underlying shares on January 17, 2025 and vests in eight equal quarterly installments thereafter, generally subject to his continued employment or service with the Company. In January 2024, our Compensation Committee also granted to Dr. Armen an option to purchase 65,651 shares of our common stock with a per share exercise price of $11.90 in respect of Dr. Armen’s 2023 annual bonus, which option vested as to 50% of the underlying shares on June 27, 2024 and as to 50% of the underlying shares on September 27, 2024. In November 2024, our Compensation Committee granted to Dr. Armen a one-time retention award consisting of an option to purchase 600,000 shares of our common stock with a per share exercise price of $2.77, which vests as to 100% of the underlying shares on November 15, 2025, generally subject to his continued employment or service with the Company. In the event of Dr. Armen’s death, disability, or retirement, such options shall vest in full.

Steven O’Day—Chief Medical Officer

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Base Salary: In 2024, Dr. O'Day's base salary remained at $594,880 per annum.
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Annual Incentive Bonus: Our Compensation Committee has postponed its review of an annual incentive bonus for Dr. O'Day for his performance in 2024, until June 2025.
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Long-Term Incentives: In January 2024, our Compensation Committee granted Dr. O'Day an option to purchase 10,000 shares of our common stock with an exercise price of $12.26, which vested as to one-third of the underlying shares on January 16, 2025 and vests in eight equal quarterly installments thereafter, generally subject to his continued employment or service with the Company. In January 2024, our Compensation Committee also granted to Dr. O’Day an option to purchase 37,907 shares of our common stock with a per share exercise price of $12.26 in respect of Dr. O’Day’s 2023 annual bonus, which option vested as to 50% of the underlying shares on June 27, 2024 and as to 50% of the underlying shares on September 27, 2024. In November 2024, our Compensation Committee granted to Dr. O’Day a one-time retention award consisting of an option to purchase 50,000 shares of our common stock with a per share exercise price of $2.77, which vests as to 100% of the underlying shares on November 15, 2025, generally subject to his continued employment or service with the Company.

Christine M. Klaskin—Vice President, Finance

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Base Salary: In 2024, Ms. Klaskin’s base salary remained at $298,224 per annum.
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Annual Incentive Bonus: Our Compensation Committee has postponed its review of an annual incentive bonus for Ms. Klaskin for her performance in 2024, until June 2025.
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Long-Term Incentives: On different dates in January 2024, our Compensation Committee granted Ms. Klaskin (i) an option to purchase 6,250 shares of our common stock with an exercise price of $12.26, and (ii) an option to purchase 3,125 shares of our common stock with an exercise price of $13.25, each of which vested as to one-third of the underlying shares on the one-year anniversary of the grant date, and vests in eight equal quarterly installments thereafter, generally subject to her continued employment or service with the Company. In January 2024, our Compensation Committee also granted to Ms. Klaskin an option to purchase 10,642 shares of our common stock with a per share exercise price of $12.26 in respect of Ms. Klaskin’s 2023 annual bonus, which option vested as to 50% of the underlying shares on June 27, 2024 and as to 50% of the underlying shares on September 27, 2024. In November 2024, our Compensation Committee granted to Ms. Klaskin a one-time retention award consisting of an option to purchase 10,000 shares of our common stock with a per share exercise price of $2.77, which vests as to 100% of the underlying shares on November 15, 2025, generally subject to her continued employment or service with the Company.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers, subject to certain transition rules. However, in designing our executive compensation program including for our named executive officers, the

Compensation Committee considers a variety of factors, but believes that the primary purpose of our executive compensation program is to provide market competitive compensation that effectively attracts and retains executive talent, and, as a result, has approved and will continue to approve compensation that is non-deductible or is limited in its deductibility.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the foregoing Compensation Discussion and Analysis, and based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the SEC.

By the Compensation Committee,

Brian Corvese (Chair) Susan Hirsch Timothy R. Wright

The Compensation Committee of the Board consists entirely of independent directors who are not officers or employees of Agenus. The Compensation Committee charter is posted on the corporate governance section of our website at https://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

This table shows certain information about the compensation paid or awarded to, or earned by, our named executive officers for 2024, 2023, and 2022.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)		All Other Compensation ($)(6)	Total ($)
Garo H. Armen, Ph.D.(2)	2024	715,260	—	—	2,945,984		56,377	3,717,621	(8)
Chief Executive Officer	2023	710,499	625,000	312,500	4,208,320	(7)	—	5,856,319	(8)
	2022	689,010	625,000	312,500	3,999,800	(7)	—	5,626,310	(8)
Steven J. O’Day, M.D.	2024	594,880	—	—	363,261		10,350	968,491	(8)
Chief Medical Officer	2023	590,480	371,800	143,000	322,000		8,700	1,435,980	(8)
	2022	572,423	286,000	130,625	313,500		8,700	1,311,248	(8)
Christine M. Klaskin	2024	298,224	—	—	178,915		6,338	483,477	(8)
Vice President, Finance	2023	296,239	104,378	43,013	262,295		6,822	712,747	(8)
	2022	287,178	86,026	39,291	209,000		6,630	628,125	(8)

(1) A portion of the amounts reported in this column for Ms. Klaskin for 2024, 2023, and 2022 ($29,822, $29,624, and $27,244, respectively) was allocated for services to MiNK Therapeutics, Inc. (“MiNK”) and is also reported in MiNK’s Summary Compensation Table.

(2) Dr. Armen, as an employee-director, receives no additional Board compensation. His 2024 and 2023 base salary figures include amounts paid in the form of Agenus stock.

(3) The amounts reflect annual incentive bonuses for the respective year. The Compensation Committee has postponed the determination of the 2024 bonuses until June 2025. Annual bonuses for 2024, once determined, will be reported in a Form 8-K. For 2023, the bonuses were paid in the form of stock options instead of cash, with the number of shares underlying such options calculated based on 125% of the bonus amount reported in the table divided by the closing stock price on the grant date ($11.90 per share on January 17, 2024, for Dr. Armen, and $12.26 per share on January 16, 2024, for Dr. O’Day and Ms. Klaskin), resulting in grants of 65,651, 37,907, and 10,642 options, respectively. These options' ASC Topic 718 grant date fair values were $864,624 (Dr. Armen), $496,961 (Dr. O'Day), and $139,517 (Ms. Klaskin). The incremental grant date fair value of the option awards in excess of the amount of the annual bonus reported in the table for 2023 is included in the option awards column for 2024. For 2022 and 2021 bonuses, payments were made in the form of fully vested Agenus stock with the number of shares granted based on 150% of the bonus amount reported in the table, calculated using closing prices on the grant date of $49.00 (2022) and $50.20 (2021). The incremental grant date fair values of these shares are included in the stock awards column for the year in which they were granted (2023 for shares granted in respect of 2022 annual bonuses and 2022 for shares granted in respect of 2021 annual bonuses).

(4) Amounts reported for 2023 and 2022 represent the incremental fair values of shares granted in lieu of cash bonuses, as discussed in footnote 3 above, calculated in accordance with ASC Topic 718 using the closing stock price on the grant date. Actual values realized from these equity awards may vary.

(5) Amounts reported reflect the grant date fair value of stock options awarded each year, or the incremental grant date fair value, as applicable, in each case determined in accordance with ASC Topic 718. See Note 11 of our consolidated financial statements in our 2024 Annual Report on Form 10-K for valuation assumptions. See also footnote (3). Actual realized values may differ from these reported amounts.

(6) For Dr. O’Day and Ms. Klaskin, amounts represent matching contributions under our 401(k) plan made in 2024. For Dr. Armen, amount includes car services, technology acquisitions, and miscellaneous items, in each case intended to support his productivity and availability for company business. Additionally, the Company incurred approximately $44,190 in incremental expense for family member travel when necessary to accommodate Dr. Armen’s schedule.

(7) Amounts include the grant date fair values of MiNK stock options of $344,320 (2023) and $28,800 (2022), calculated in accordance with ASC Topic 718. No MiNK options were granted to named executive officers in 2024. Refer to Note 8 of MiNK’s 2024 Annual Report on Form 10-K for related valuation assumptions.

(8) The following table details cash compensation paid to each named executive officer. All other amounts in the Summary Compensation Table are non-cash compensation (shares and options), valued in accordance with ASC Topic 718. As noted in footnote 2, Dr. Armen received a portion of his salary in the form of Agenus stock in 2024 and 2023, in each case, having a value at issuance equal to the value of such salary.

Name	2024 ($)	2023 ($)	2022 ($)
Garo H. Armen, Ph.D.	299,855	564,383	689,010
Steven J. O’Day, M.D.	605,230	599,180	581,123
Christine M. Klaskin	304,563	303,061	293,808

Grants of Plan-Based Awards for Fiscal Year 2024

The following table sets forth information with respect to plan-based awards granted to our named executive officers during the year ended December 31, 2024.

Executive Officer	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Options Awards ($)(5)
Garo H. Armen, Ph.D(6)	06/11/2024(1)	65,651	11.90	864,624
	06/11/2024(2)	108,000	11.90	1,422,360
	11/14/2024(3)	600,000	2.77	1,284,000
Steven J. O’Day, M.D.	06/11/2024(1)	37,907	12.26	496,961
	06/11/2024(2)	10,000	12.26	131,100
	11/14/2024(3)	50,000	2.77	107,000
Christine M. Klaskin	06/11/2024(1)	10,642	12.26	139,517
	06/11/2024(2)	6,250	12.26	81,938
	06/11/2024(4)	3,125	13.25	40,438
	11/14/2024(3)	10,000	2.77	21,400

(1) Options granted on January 16, 2024 (January 17, 2024 for Dr. Armen) were subject to shareholder approval of increased shares under our 2019 EIP, which approval was obtained on June 11, 2024. These options vested 50% on June 27, 2024, and 50% on September 27, 2024, generally subject to continued employment or service.

(2) Options granted on January 16, 2024 (January 17, 2024 for Dr. Armen) were subject to shareholder approval of increased shares under our 2019 EIP, which approval was obtained on June 11, 2024. These options vested one-third on January 16, 2025 (January 17, 2025 for Dr. Armen), with remaining shares vesting in eight equal quarterly installments thereafter, generally subject to continued employment or service.

(3) Represents a one-time retention option award granted on November 14, 2024, fully vesting on November 15, 2025, generally subject to continued employment or service.

(4) Option granted on January 26, 2024 was subject to shareholder approval of increased shares under our 2019 EIP, which approval was obtained on June 11, 2024. This option vested one-third on January 26, 2025, with remaining shares vesting in eight equal quarterly installments thereafter, generally subject to continued employment or service.

(5) Reflects the grant date fair value of 2024 awards calculated according to ASC Topic 718, excluding estimated forfeitures. Refer to footnote 5 in the Summary Compensation Table for valuation assumptions. Actual delivered values may vary from these figures.

(6) As detailed in footnote 2 to the Summary Compensation Table, Dr. Armen received fully vested Agenus stock instead of cash salary payments in 2024, totaling 66,111 shares with an aggregate grant date fair value of $415,405 (determined in accordance with ASC Topic 718). These shares are reflected in the Option Exercises and Stock Vested for Fiscal Year 2024 Table below.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table

Dr. Armen's employment agreement, initiated in 2005 and subsequently amended, sets forth his base salary, target bonus, and severance arrangements in the case of a qualifying termination of his employment (see “Potential Payments Upon Termination or Change of Control”). It includes restrictive covenants related to confidentiality, intellectual property assignment, non-competition, and employee non-solicitation, effective for the greater of 18 months post-termination or the duration of severance payments.

Dr. O’Day’s employment agreement entered into in October 2020 sets forth his initial salary, target bonus, and severance terms upon a qualifying termination of his employment (see “Potential Payments Upon Termination or Change of Control”). His agreement includes restrictive covenants regarding confidentiality, intellectual property assignment, and non-competition effective during employment and for 12 months post-termination under certain conditions, along with employee non-solicitation restrictions effective for 12 months post-termination or the duration of severance payments, whichever is greater.

Ms. Klaskin does not have an employment agreement but is covered by a change of control agreement, details of which are provided under “Potential Payments Upon Termination or Change of Control” below.

Outstanding Equity Awards at Fiscal Year-End 2024

The following table shows outstanding equity awards for the named executive officers as of December 31, 2024:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Garo H. Armen, Ph.D.	12,500	—		100.80	02/12/2025
	27,750	—		83.20	03/31/2026
	2,651	—		135.40	09/16/2026
	42,650	—		75.40	03/31/2027
	46,760	—		113.00	03/02/2028
	2,125	—		47.60	12/31/2028
	83,250	—		47.60	01/01/2029
	4,375	—		64.60	11/05/2029
	75,000	—		82.40	12/24/2029
	2,916	—		72.20	06/15/2030
	95,000	—		74.00	12/17/2030
	87,042	7,958	(6)	63.60	01/01/2031
	87,042	7,958	(7)	64.40	01/02/2032
	79,800	40,200	(1)	49.00	01/05/2033
	65,651	—		11.90	01/17/2034
		108,000	(2)	11.90	01/17/2034
	—	600,000	(3)	2.77	11/14/2034
Steven J. O’Day, M.D.	15,000	—		64.60	01/04/2031
	6,871	629	(7)	64.40	01/02/2032
	6,648	3,352	(1)	49.00	01/05/2033
	37,907	—		12.26	01/16/2034
	—	10,000	(4)	12.26	01/16/2034
	—	50,000	(3)	2.77	11/14/2034
Christine M. Klaskin	2,250	—		100.80	02/12/2025
	1,500	—		83.20	03/31/2026
	377	—		135.40	09/16/2026
	3,625	—		75.40	03/31/2027
	4,157	—		113.00	03/02/2028
	3,750	—		47.60	12/31/2028
	4,166	—		47.60	12/31/2028
	226	—		64.60	11/05/2029
	4,250	—		82.40	12/24/2029
	625	—		72.20	06/15/2030
	2,500	—		74.00	12/17/2030
	2,288	212	(6)	63.60	01/01/2031
	4,576	424	(7)	64.40	01/02/2032
	5,415	2,730	(1)	49.00	01/05/2033
	10,642	—		12.26	01/16/2034
	—	6,250	(4)	12.26	01/16/2034
	—	3,125	(5)	13.25	01/26/2034
	—	10,000	(3)	2.77	11/14/2034

(1) Represents options that are subject to a three-year vesting schedule pursuant to which one-third of the underlying shares vested on the one-year anniversary of the grant date (which one-year anniversary is nine years prior to the option’s expiration date) and the remainder vest in eight equal quarterly installments thereafter, generally subject to the named executive officer’s continued employment or service with the Company.

(2) Represents options granted by our Compensation Committee on January 17, 2024, subject to stockholder approval of an increase in the amount of shares available for issuance under our 2019 EIP, which approval was obtained at our annual shareholder meeting on June 11, 2024. Options are subject to a three-year vesting schedule pursuant to which one-third of the underlying shares vested on January 17, 2025 and the remainder vest in eight equal quarterly installments thereafter, generally subject to the named executive officer’s continued employment or service with the Company.

(3) Represents options that have a one-year vesting schedule where 100% of the underlying shares vest on November 15, 2025, generally subject to the named executive officer's continued employment or service with the Company.

(4) Represents options granted by our Compensation Committee on January 16, 2024, subject to stockholder approval of an increase in the amount of shares available for issuance under our 2019 EIP, which approval was obtained at our annual shareholder meeting on June 11, 2024. Options are subject to a three-year vesting schedule pursuant to which one-third of the underlying shares vested on January 16, 2025 and the remainder vest in eight equal quarterly installments thereafter, generally subject to the named executive officer’s continued employment or service with the Company.

(5) Represents an option granted by our Compensation Committee on January 26, 2024, subject to stockholder approval of an increase in the amount of shares available for issuance under our 2019 EIP, which approval was obtained at our annual shareholder meeting on June 11, 2024. Options are subject to a three-year vesting schedule pursuant to which one-third of the underlying shares vested on January 26, 2025 and the remainder vest in eight equal quarterly installments thereafter, generally subject to the named executive officer’s continued employment or service with the Company.

(6) Represents options granted by our Compensation Committee on January 1, 2021 subject to stockholder approval of an increase to the available share pool under our equity incentive plan. Such approval was obtained on June 16, 2021. Options were subject to a four-year vesting schedule pursuant to which one-third of the underlying shares vested on the two-year anniversary of the grant date (which two-year anniversary is eight years prior to the option’s expiration date) and the remainder vested in equal quarterly installments thereafter, generally subject to the named executive officer's continued employment or service with the Company.

(7) Represents options that are subject to a three-year vesting schedule pursuant to which one-third of the underlying shares vested on the one-year anniversary of the grant date (which one-year anniversary is nine years prior to the option’s expiration date) and the remainder vested in equal quarterly installments thereafter, generally subject to the named executive officer's continued employment or service with the Company.

Option Exercises and Stock Vested for Fiscal Year 2024

The following table provides information relating to the vesting of stock awards for Dr. Armen during 2024. No other named executive officer had stock awards vest during 2024. No stock options were exercised by our named executive officers during 2024.

Stock awards
Name	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
Garo H. Armen, Ph.D.	66,111	415,405
Steven J. O’Day, M.D.	—	—
Christine M. Klaskin	—	—

(1) For Dr. Armen, includes fully vested shares granted in 2024 in lieu of cash payment of base salary. These amounts are also included under the “Salary” column in the Summary Compensation Table for 2024.

(2) The value reported equals the Company’s stock price on the vesting date multiplied by the number of shares acquired on vesting.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with Drs. Armen and O’Day that provide for certain payments and benefits in the event of certain terminations of employment or a change of control. Additionally, we are a party to a change-in-control agreement with Ms. Klaskin. The following text summarizes the potential payments to Drs. Armen and O’Day and Ms. Klaskin, and the following tables include estimates of those potential payments assuming that the triggering event occurred on December 31, 2024, the last day of our fiscal year. As used in the following summary, the terms “cause,” “good reason” and “change of control” have the meaning set forth in the applicable agreement.

Our Chief Executive Officer

Dr. Armen

Under Dr. Armen’s employment agreement, if we terminate Dr. Armen’s employment without cause or if he terminates his employment for good reason outside of a change of control, he is entitled to receive from the Company:

•
his base salary for a period of 18 months, plus a lump sum payment of 150% of the higher of his target annual incentive bonus for the year of termination or his last actual annual incentive bonus;
•
Company-paid coverage under our medical and dental plans for a period of 18 months following the date of termination;
•
a lump sum payment of $15,000 for outplacement assistance;
•
a gross-up for any taxes with respect to such outplacement assistance payment;
•
a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code; and
•
at the Compensation Committee’s discretion, the acceleration of vesting of any unvested stock options.

Upon a change of control, 100% of any of Dr. Armen’s outstanding unvested performance shares immediately vest and 50% of any of Dr. Armen’s outstanding unvested stock options and restricted stock as of the change of control date become vested and exercisable and, in the case of shares of restricted stock, no longer subject to forfeiture. If a change of control occurs and, within 24 months, we terminate Dr. Armen’s employment without cause or if he terminates his employment for good reason, he is entitled to receive from the Company:

•
a lump sum payment of 24 months of base salary plus two times the higher of his target annual incentive bonus for the year of termination or his last actual annual incentive bonus;
•
Company-paid coverage under our medical and dental plans for a period of 24 months following the date of termination;
•
a lump sum payment of $15,000 for outplacement assistance;

•
a gross-up for any taxes with respect to such outplacement assistance payment;
•
a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code; and
•
acceleration of vesting for all then-unvested stock options, performance shares and shares of restricted stock as of the date of termination.

Additionally, under Dr. Armen’s employment agreement, he is subject to post-termination non-competition and non-solicitation restrictions that apply for the greater of a period of 18 months post-termination or the period during which he is receiving post-termination payments from us.

In the event of Dr. Armen’s death, disability or retirement, all of his unvested stock options will vest in full and become exercisable, and each stock option will remain exercisable for the lesser of (i) three years from the date of such event or (ii) the end of the 10-year term of each such stock option.

The following table shows the severance payments and benefits that would be payable to Dr. Armen in the event of a termination of employment without cause or resignation for good reason, including within 24 months following a change of control, assuming such termination and change of control occurred on December 31, 2024.

Executive Benefits and Payments Upon Termination or Change of Control	Termination without Cause or Resignation for Good Reason within 24 months following a Change of Control* ($)	Termination without Cause or with Good Reason* ($)
Base Salary	1,430,520	1,072,890
Bonus Payment	1,250,000	937,500
Acceleration of Vesting of Equity	—	—
Perquisites and Other Personal Benefits	34,875	30,467
Gross-up Payments for Change of Control Excise
Taxes	—	—
Total:	2,715,395	2,040,857

* We used the following assumptions to calculate these payments:

•
The value associated with cashing out all stock options that accelerate as a result of the event described in the table is based on a stock price of $2.74, which was the closing price of our common stock on December 31, 2024. Awards were valued based on the number of shares associated with the then-unvested portion of each accelerated award multiplied by the difference between $2.74 and the exercise price related to such award (if any). Upon a change of control without an associated termination of employment, the acceleration of unvested equity would be valued at $0 because the exercise price of each of Dr. Armen’s unvested stock options was greater than the closing price of our common stock on December 31, 2024.
•
We assumed in each case that the termination of employment is without cause, Dr. Armen does not violate his non-competition or non-solicitation agreements with us following such termination, he does not receive medical and dental insurance coverage from another employer within two years (or 18 months, as applicable) of such termination, and he does not incur legal fees requiring reimbursement from us. We also assumed that the termination of employment does not qualify as a retirement for purposes of Dr. Armen’s stock options.
•
We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles in the United States.
•
For purposes of calculating his gross-up payments, the following are included as parachute payments: cash severance payable upon termination in connection with a change of control, the value of any outplacement services and benefits continuation due in the event of such a termination (including a tax gross-up in respect of outplacement services), and the value of the acceleration of outstanding equity awards, all determined in accordance with applicable tax regulations. We have assumed that all outstanding options are cashed out in the assumed transaction for an amount equal to the excess, if any, of $2.74 (the closing price of our common stock on December 31, 2024) over the exercise price per share under the option, multiplied by the number of shares subject to the option which vest in full. Finally, these figures assume that none of the parachute payments will be discounted as attributable to reasonable compensation and no value is attributed to the executive executing a non-competition agreement in connection with the assumed termination of employment.

In the event of a termination of Dr. Armen’s employment due to his death, disability or retirement as of December 31, 2024, and based on the closing price of our common stock of $2.74 per share on December 31, 2024, the value of the unvested stock options that would have vested on such termination would be $0.

Our Chief Medical Officer

Dr. O’Day

Under Dr. O’Day’s employment agreement, if we terminate Dr. O’Day’s employment without cause or if he terminates his employment based on a material reduction in his base salary outside of a change of control, he would be entitled to receive from the Company:

•
his base salary for a period of 12 months, plus a lump sum payment equal to the higher of his target annual incentive bonus for the year of termination or his last actual annual incentive bonus;
•
Company-paid coverage under our medical and dental plans for a period of 12 months following the date of termination;
•
a lump sum payment of $15,000 for outplacement assistance; and
•
a gross-up for any taxes with respect to such outplacement assistance payment.

Upon a change of control, 50% of any of Dr. O’Day’s outstanding unvested stock options and restricted stock as of the change of control date become vested and exercisable, and in the case of restricted stock, no longer subject to forfeiture. If a change of control occurs and, within 18 months, we terminate Dr. O’Day’s employment without cause or if he terminates his employment as a result of a material reduction in his base salary or for good reason, he is entitled to receive from the Company:

•
a lump sum payment of 18 months of base salary plus 150% of the higher of his target annual incentive bonus for the year of termination or his last actual annual incentive bonus;
•
Company-paid coverage under our medical and dental plans for a period of 18 months following the date of termination;
•
a lump sum payment of $15,000 for outplacement assistance;
•
a gross-up for any taxes with respect to such outplacement assistance payment; and
•
acceleration of vesting for all then-unvested stock options and shares of restricted stock as of the date of termination.

Additionally, under Dr. O’Day’s employment agreement, he is subject to a 12-month post-termination of employment non-competition covenant in the event his employment terminates under certain circumstances and non-solicitation restrictions that apply for the greater of a period of 12 months post-termination or the period during which he is receiving post-termination payments from us. In the event any payment or benefit provided to Dr. O’Day, under his employment agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code, the payments and benefits will be automatically reduced to the extent necessary so that such excise tax will not be applicable.

The following table shows the severance payments and benefits that would have been payable to Dr. O’Day under his employment agreement in the event of a termination of employment without cause or resignation as a result of a material reduction in his base salary or for good reason, including within 18 months following a change of control, assuming such termination and change of control occurred on December 31, 2024.

Executive Benefits and Payments Upon Termination or Change of Control	Termination without Cause or Resignation for Good Reason within 18 months following a Change of Control* ($)	Termination without Cause or as a Result of a Material Salary Reduction* ($)
Base Salary	892,320	594,880
Bonus Payment	557,700	371,800
Acceleration of Vesting of Equity	—	—
Perquisites and Other Personal Benefits	43,946	35,046
Total:	1,493,966	1,001,726

* We used the following assumptions to calculate these payments:

•
The value associated with cashing out all stock options that accelerate as a result of the event described in the table is based on a stock price of $2.74, which was the closing market price of our common stock on December 31, 2024. Awards were valued based on the number of shares associated with the then-unvested portion of each accelerated award multiplied by the difference between $2.74 and the exercise price related to such award (if any). Upon a change of control without an associated termination of employment, the acceleration of unvested equity would be valued at $0 because the exercise price of each of Dr. O’Day’s unvested stock options was greater than the closing price of our common stock on December 31, 2024.
•
We assumed in each case that the termination of employment is without cause, Dr. O’Day does not violate his non-competition or non-solicitation agreements with us following such termination, and does not receive medical and dental insurance coverage from another employer within 18 months of such termination.
•
We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles in the United States.

Our Vice President, Finance

Ms. Klaskin

Under the change of control agreement with Ms. Klaskin, upon a change of control:

•
100% of any of Ms. Klaskin’s outstanding unvested performance shares as of the change of control date immediately vest;
•
50% of each of Ms. Klaskin’s outstanding unvested stock options and shares of unvested restricted stock as of the change of control date become vested and exercisable, and in the case of restricted stock, no longer subject to forfeiture; and
•
If a change of control occurs and, within 18 months, we terminate Ms. Klaskin’s employment without cause or if Ms. Klaskin terminates her employment for good reason, she is entitled to receive from the Company:
•
a lump sum payment of 18 months of base salary plus 150% of the higher of her target annual incentive bonus for the year of termination or her last actual annual incentive bonus;
•
coverage under our medical and dental plans for 18 months following the date of termination;
•
a lump sum payment of $15,000 for outplacement assistance;
•
a gross-up for any taxes with respect to such outplacement assistance payment; and the acceleration of vesting of all unvested stock options and unvested restricted stock as of the date of the change of control.

Executive Benefits and Payments Upon Termination or Change of Control	Termination without Cause or Resignation for Good Reason within 18 months following a Change of Control* ($)
Base Salary	447,336
Bonus Payment	156,568
Acceleration of Vesting of Equity	—
Perquisites and Other Personal Benefits	18,641
Total:	622,545

* We used the following assumptions to calculate these payments:

•
The value associated with cashing out all stock options that accelerate as a result of the event described in the table is based on a stock price of $2.74, which was the closing market price of our common stock on December 31, 2024. Awards were valued based on the number of shares associated with the then-unvested portion of each accelerated award multiplied by the difference between $2.74 and the exercise price related to such award (if any). Upon a change of control without an associated termination of employment, the acceleration of unvested equity would be valued at $0 because the exercise price of each of Ms. Klaskin’s unvested stock options was greater than the closing price of our common stock on December 31, 2024.
•
We assumed that the termination of employment is without cause, and Ms. Klaskin does not receive medical and dental insurance coverage from another employer within 18 months of such termination.
•
We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles in the United States.

DIRECTOR COMPENSATION

The following table shows the compensation paid or awarded to each non-employee director for his or her service as a non-employee director in 2024. Dr. Armen’s compensation for 2024 is included with that of our other named executive officers above. Dr. Buell, the Chairman of our Executive Council, was appointed to our Board on June 11, 2024 and did not receive any additional compensation for her service on our Board during 2024.

:

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2)(3) ($)	Stock Awards(4) ($)	All Other Compensation(5) ($)	Total ($)
Brian Corvese	202,500	156,308	71,500	60,000	490,308
Thomas Harrison(6)	35,833	28,844	—	—	64,677
Susan Hirsch	90,000	48,950	—	—	138,950
Allison Jeynes-Ellis(7)	42,500	48,950	—	—	91,450
Ulf Wiinberg(8)	85,417	48,950	60,000	10,000	204,367
Timothy Wright	150,000	82,883	—	—	232,883

(1) Includes fees earned in 2024 but deferred pursuant to our Directors’ Deferred Compensation Plan (as amended) or paid in Agenus Inc. common stock.

(2) Amounts shown reflect the grant date fair value of stock options granted during 2024 determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. Please see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 for the assumptions used in valuing such awards.

(3) The aggregate number of shares subject to stock option awards held by each director as of December 31, 2024 was:

Stock Options
Brian Corvese	59,645
Thomas Harrison	8,750
Susan Hirsch	25,000
Allison Jeynes-Ellis	—
Ulf Wiinberg	37,125
Timothy Wright	45,670

(4) Amounts reported include the value of restricted stock units granted with respect to shares of common stock of our subsidiary MiNK Therapeutics, Inc. Amounts shown reflect the grant date fair value of the equity awards determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. Please see Note 8 to the consolidated financial statements included in MiNK Therapeutics, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2024 for the assumptions used in valuing such awards.

(5) Represents cash retainer earned for services under a consulting agreement.

(6) Mr. Harrison was appointed to our Board on August 7, 2024.

(7) Dr. Jeynes-Ellis resigned from our Board in June 2024.

(8) Mr. Wiinberg resigned from our Board effective November 5, 2024 and continues to advise the Company on an ad hoc basis as a senior advisor.

Employee directors do not receive any additional compensation for their service as a director. Each year, the Compensation Committee reviews the compensation we pay to our non-employee directors. The Compensation Committee compares our Board compensation to compensation paid to non-employee directors by companies in our peer group, described above. The committee also considers the responsibilities that we ask our Board members to assume and the amount of time required to perform those responsibilities.

Cash and Equity Compensation for Non-Employee Directors for 2024

Type of Fee
Annual retainer	$75,000
Additional annual cash retainer for Lead Director	$20,000
Additional annual cash retainer for Audit and Finance Committee Chair	$20,000
Additional annual cash retainer for Audit and Finance Committee member	$10,000
Additional annual cash retainer for Compensation Committee Chair	$20,000
Additional annual cash retainer for Compensation Committee member	$10,000
Additional annual cash retainer for Corporate Governance and Nominating Committee Chair	$15,000
Additional annual cash retainer for Corporate Governance and Nominating Committee member	$7,500
Additional annual cash retainer for Executive Committee Chair	$160,000
Additional annual cash retainer for Executive Committee member	$20,000
Additional annual stock option grant for Executive Committee (2)	4,000
Additional cash meeting fee for each individual Board or Committee meeting in excess of 10 meetings	$1,500
Initial stock option grant(1)	7,500
Annual stock option grant(2)	5,000

(1) Initial stock option grants vest over three years in equal annual installments on each anniversary of the date of grant, generally subject to continued service through the applicable vesting date.

(2) Annual stock option grants vest entirely on the earlier of (i) the one-year anniversary of the grant date and (ii) the following year’s annual stockholder meeting, in each case, generally subject to continued service through the vesting date.

Agenus also reimburses each non-employee director for reasonable travel and out-of-pocket expenses in connection with his or her service as director.

Our Directors’ Amended and Restated Deferred Compensation Plan (as amended) (the “DDCP”) permits each non-employee director to defer all or a portion of his or her cash compensation until his or her service ends or until a specified date. A director may credit his or her deferred cash into an interest-bearing account, an equity account tied to the value of our common stock, or a combination of both. As a matter of policy, directors are encouraged to elect to defer twenty-five percent of their cash compensation into an equity account under the DDCP.

The Board has adopted a policy guideline that encourages directors to hold 500 shares of our common stock within a reasonable period of time following their election or appointment to the Board. In addition to purchasing shares in the open market, directors may utilize the DDCP or the Agenus Board Compensation Policy, which allows directors to receive their compensation in stock, to acquire these shares. In accordance with the requirements of the DDCP, elections to defer compensation thereunder must be made prior to the end of the third quarter of the prior calendar year. In some cases, a director, due to securities law restrictions, may be unable to purchase such shares until such election takes effect.

Consulting Agreement with Mr. Corvese

We entered into a letter agreement with Mr. Corvese, which was subsequently amended in 2022, 2023 and 2024, under which he provided consulting services to us. Pursuant to his letter agreement, Mr. Corvese was entitled to receive a monthly cash retainer equal to $10,000, not to exceed $120,000 for each year of the term. Under Mr. Corvese's letter agreement, he has agreed to a one-year non-solicitation covenant and, perpetual nondisparagement, and confidentiality covenants. This agreement was terminated in June 2024.

Consulting Agreement with Mr. Wiinberg

In connection with his resignation from the Board, effective in November 2024, we entered into a consulting agreement with Mr. Wiinberg under which he provides consulting services to us. Pursuant to his consulting agreement, Mr. Wiinberg is entitled to receive a consulting fee at the rate of $10,000 per year and his stock option awards continue to vest in accordance with their terms for so long as he provides consulting services to us.

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of total annual compensation for Dr. Armen, our chairman and chief executive officer (the “CEO”), to the median of the annual total compensation of all our employees (other than the CEO). For 2024:

•
Dr. Armen’s total annual compensation as reflected in the Summary Compensation Table: $3,717,621;
•
Median annual total compensation of all employees (other than CEO): $114,901; and
•
Ratio of the annual total compensation of the CEO as reflected in the Summary Compensation Table to the median of the annual total compensation of all employees (other than CEO): 1:32.4

In determining the median employee, we chose December 31, 2024 as the date to identify our median employee, and we identified our median employee using the consistently applied compensation measure of base salary as reflected on Company records for all U.S. and non-U.S. employees. Additionally, we annualized the compensation of all employees who were hired in 2024 and were working for us on December 31, 2024, but who did not work for us the entire fiscal year. After we identified our median employee, we measured the median employee’s annual total compensation under SEC rules using base salary earned in 2024, the grant date value of any equity awards received in 2024 and the 401(k) match provided by the Company in 2024, in each case, if applicable. We calculated our median employee’s total annual compensation using the same methodology we used to calculate Dr. Armen’s annual total compensation, as reflected in the “Total” column of the Summary Compensation Table above.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following disclosure regarding the relationship between executive compensation actually paid and certain financial performance of the Company for Dr. Armen, our principal executive officer (“PEO”), and our named executive officers other than our PEO (“Non-PEO NEOs”) for the fiscal years listed below. Our Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

As noted in the CD&A, the principal incentive elements in the Company’s executive compensation program for 2024 were delivered in the form of equity awards in the form of time-based options. As is the case with many companies in the biotechnology industry, our incentive objectives are generally tied to the Company’s strategic and operational goals, and we did not use financial measures to link executive compensation to our financial performance in 2024. Accordingly, we have not included any “Company Selected Measure,” as contemplated under the SEC Pay Versus Performance disclosure rules, or provided a tabular list of financial performance measures.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)	Net Loss ($)(7)	Company Selected Measure
2024	3,717,621	2,445,986	725,984	828,798	3.37	113.84	(232,271,210)	N/A
2023	5,856,319	(1,544,888)	1,074,363	755,281	20.39	115.42	(257,437,042)	N/A
2022	5,626,310	(1,668,911)	969,686	1,003,816	58.97	111.27	(230,655,670)	N/A
2021	9,757,448	8,648,207	2,809,564	1,904,341	79.12	124.89	(28,723,733)	N/A
2020	5,637,244	(1,572,801)	1,178,911	755,519	78.13	125.69	(182,891,108)	N/A

(1) Represents the total from the Summary Compensation Table in each applicable year for Dr. Armen, who was the PEO for all five years reported in the table (2020-2024).

(2) Represents the amount of compensation actually paid to Dr. Armen, as computed in accordance with Item 402(v) of Regulation S-K. The chart below details the adjustments made to the PEO’s total compensation for each year to determine the compensation actually paid for the relevant year. The amounts reported for 2021, 2022 and 2023 have been revised from the amounts previously reported in prior years’ proxy statements to deduct the amount reported in the Stock Awards column of the Summary Compensation Table for the applicable year, which deduction was inadvertently excluded in prior years’ calculations.

(3) Represents the average total from the Summary Compensation Table in each applicable year for the Non-PEO NEOs, which are comprised of: for 2024, 2023 and 2022, Dr. O’Day and Ms. Klaskin; for 2021, Drs. Buell and O’Day, Ms. Klaskin, and Adam Krauss, and for 2020, Dr. Buell, Evan D. Kearns, Ms. Klaskin, and Mr. Krauss.

(4) Represents the average amount of compensation actually paid to the Non-PEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K. The chart below details the adjustments made to the average total compensation for each year to determine the average compensation actually paid for the relevant year. The amounts reported for 2021, 2022 and 2023 have been revised from the amounts previously reported in prior years’ proxy statements to deduct the average of amounts reported in the Stock Awards column of the Summary Compensation Table for the applicable year, which deduction was inadvertently excluded in prior years’ calculations.

(5) Represents the cumulative total shareholder return on $100 invested in the Company’s common stock as of the last day of public trading of the Company’s common stock in fiscal year 2019 through the last day of public trading of the Company’s common stock in the applicable fiscal year for which the cumulative total shareholder return is reported. Total shareholder return is measured by dividing share price change plus dividends, if any, for the measurement period by the share price at the beginning of the measurement period and assumes reinvestment of dividends. The Company did not pay dividends for any of 2024, 2022, 2021, or 2020. In 2023, the Company distributed 0.0146 shares of MiNK common stock to each holder of a share of Agenus common stock or cash equal to $2.21 per share in lieu of fractional shares to be distributed.

(6) Represents the weighted cumulative total shareholder return on $100 invested in our peer group as of the last day of public trading in fiscal year 2019 through the last day of public trading in the applicable fiscal year for which the cumulative total shareholder return is reported. The peer group used for this purpose is the Nasdaq Biotechnology Index for all five years disclosed, which is the same peer group used in our Annual Report on Form 10-K for each of these years for purposes of Item 201(e) of Regulation S-K. The return of this index is calculated assuming reinvestment of dividends during the period presented.

(7) Represents net income (loss) disclosed in our Annual Report on Form 10-K for the years ended December 31, 2024, 2023, 2022, 2021, and 2020, as applicable.

Compensation Actually Paid Adjustments

Year	Summary Compensation Table Total ($)	(Minus) Option Awards and Stock Awards Columns from the Summary Compensation Table ($)	Plus Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Option and Stock Awards Granted in Fiscal Year ($)	Plus (Minus) Change in Fair Value from Prior Fiscal Year-End to Fiscal Year-End of Outstanding and Unvested Stock Option and Stock Awards Granted in Prior Fiscal Years ($)	Fair Value as of the Vesting Date of Awards Granted and that Vested in the Same Year ($)

Plus (Minus) Change in Fair Value from Prior Fiscal Year-End to Vesting Date of Stock Option and Stock Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions were Satisfied During Fiscal Year ($)

							(Minus) Fair Value as of Prior Fiscal Year-End of Stock Option and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year ($)	Compensation Actually Paid ($)
PEO
2024	3,717,621	(2,945,984)	291,102	(28)	864,624	518,651	—	2,445,986
2023	5,856,319	(4,520,820)	—	(1,890,743)	937,500	(1,927,144)	—	(1,544,888)
2022	5,626,310	(4,312,300)	2,887,244	(1,600,793)	937,498	(2,359,064)	(2,847,806)	(1,668,911)
2021	9,757,448	(8,473,366)	3,981,765	(168,188)	589,498	2,961,050	—	8,648,207
2020	5,637,244	(4,563,132)	3,634,486	(3,083,658)	—	(10,353)	(3,187,388)	(1,572,801)
Non-PEO NEOs (Average)
2024	725,984	(271,088)	14,556	(35)	318,239	41,142	—	828,798
2023	1,074,363	(385,154)	—	(148,336)	279,019	(64,611)	—	755,281
2022	969,686	(346,208)	189,950	(27,408)	254,873	(14,653)	(22,424)	1,003,816
2021	2,809,564	(2,067,449)	734,629	(12,412)	130,087	309,922	—	1,904,341
2020	1,178,911	(759,380)	624,484	(222,779)	—	(18,190)	(47,527)	755,519

For the values of equity awards included in the above table, fair values are calculated in accordance with FASB ASC Topic 718 and, in the case of performance-based stock options and performance shares, are based on the probable outcome of the performance conditions as of the applicable measuring date (or actual performance results approved by our Compensation Committee as of the applicable vesting date). Otherwise, the valuation assumptions used to calculate fair values did not materially differ from those used in our disclosures of fair value as of the grant date.

Relationship Between Pay and Performance

Description of Relationship between PEO and average Non-PEO NEO compensation actually paid and our Net Income (Loss)

As noted above, as is the case with many companies in the biotechnology industry, the Company’s incentive objectives are generally tied to our strategic and operational goals rather than financial goals. Accordingly, our compensation program is not influenced by financial metrics, such as net income. For 2020, our net loss was $182.9 million as compared to the “compensation actually paid” of a negative $1.6 million for Dr. Armen and $0.8 million for the average of our Non-PEO NEOs. For 2021, our net loss was $28.7 million while the “compensation actually paid” paid for Dr. Armen and the average for our Non-PEO NEOs was $8.6 million and $1.9 million, respectively. In 2022, our net loss was $230.7 million while the “compensation actually paid” paid for Dr. Armen and the average for our Non-PEO NEOs was negative $1.7 million and a positive $1.0 million, respectively. With respect to 2023, our net loss was $257.4 million, while the “compensation actually paid” was a negative $1.5 million for Dr. Armen and a positive $0.8 million for the average of our Non-PEO NEOs. In 2024, our net loss was $232.3 million while the “compensation actually paid” paid for Dr. Armen and the average for our Non-PEO NEOs was $2.4 million and $0.8 million, respectively. The fluctuations in our “compensation actually paid” were driven by the fluctuations in our stock price over the five-year period, particularly in light of the leverage of our executive compensation program towards equity awards.

Description of Relationship between PEO and average Non-PEO NEO compensation actually paid and our TSR

The following chart sets forth the relationship between compensation actually paid to our PEO and, the average compensation actually paid to our Non-PEO NEOs, each as set forth in the table above, and our total shareholder return ("TSR") over the five-year period from 2020 through 2024.

$10,000
$8,000
$6,000
$4,000
$2,000
$-
$(2,000)
$(4,000)
Compensation Actually Paid (in 000s)
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$-
Total Shareholder Return
$8,648
$100.00
$79.12
$78.13
$1,904
$58.97
$2,446
$756
$1,004
$755
$829
$20.39
$(1,573)
$(1,669)
$(1,545)
$3.37
2019
2020
2021
2022
2023
2024
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Total Shareholder Return

Description of Relationship between our TSR and Peer Group Index TSR.

The following chart compares our TSR over the five-year period from December 31, 2019 through 2024 to that of the Nasdaq Biotechnology Index over the same time period.

140
120
100
80
60
40
20
0
Index Value
12/31/2019
12/31/2020
12/31/2021
12/31/2022
12/31/2023
12/31/2024
Period Ending
AGEN
NASDAQ BIOTECH (^NBI)

OWNERSHIP OF OUR COMMON STOCK

Ownership By Management

On April 24, 2025, Agenus had 21,171,658 shares of common stock issued and outstanding. The table below shows certain information about the beneficial ownership of Agenus common stock, as of April 24, 2025, by:

•
each of our directors,
•
each of our named executive officers, and
•
all of our directors and executive officers as a group.

In accordance with SEC rules, we have included in the column “Number of Issued Shares” all shares of common stock over which the person has sole or shared voting or investment power as of April 24, 2025, and we have included in the column “Number of Shares Issuable” all shares of common stock that the person has the right to acquire within 60 days after April 24, 2025 through the exercise of any stock options, the vesting of restricted shares, or in the case of directors, any shares to be distributed under the DDCP. All shares that a person has a right to acquire within 60 days of April 24, 2025 are deemed outstanding for the purpose of computing the percentage beneficially owned by the person, but are not deemed outstanding for the purpose of computing the percentage beneficially owned by any other person.

Unless otherwise indicated, each person has the sole power (or shares the power with a spouse) to invest and vote the shares of common stock listed opposite the person’s name. Where applicable, ownership is subject to community property laws. Our inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership of those shares by the person listed in the table. Except as noted, the address of each stockholder is c/o Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421.

Name of beneficial owner	Number of Issued Shares	Number of Shares Issuable	Total	Percent of Class
Garo H. Armen, Ph.D.(1)	236,048	772,660	1,008,708	3.6%
Jennifer Buell	18,288	197,293	215,581	*
Brian Corvese	4,604	59,204	63,808	*
Thomas Harrison	8,898	1,250	10,148	*
Susan Hirsch(3)	5,936	41,206	47,142	*
Christine M. Klaskin	7,696	49,540	57,236	*
Steven O'Day	13,619	72,028	85,647	*
Timothy R. Wright(2)	2,769	62,688	65,457	*
All current directors and executive officers as a group (8 persons)(4)	297,858	1,255,869	1,553,727	5.5%

* Less than one percent

(1) Excludes shares owned through Antigenics Holdings LLC (“Holdings”). Dr. Armen is Chief Executive Officer, Chairman of the Board of Managers and a member of Holdings which owns 202 shares of our common stock. Includes 23,950 shares held by the Garo Armen 2020 2 Year AG GRAT as Dr. Armen is the trustee and has investment authority, 31,298 held in an IRA, and 5,000 shares held by Pixie Partners, a General Partnership, as Dr. Armen is a general partner.

(2) Includes 17,460 deferred shares to be distributed in accordance with the terms of our DDCP.

(3) Includes 16,206 deferred shares to be distributed in accordance with the terms of our DDCP.

(4) Includes 33,665 deferred shares to be distributed in accordance with the terms of our DDCP, and excludes shares held by Holdings as described in footnote (1).

Ownership By Certain Beneficial Owners

This table shows certain information, based on filings with the SEC, about the beneficial ownership of our capital stock as of April 24, 2025 by each person known to us owning beneficially more than 5% of any class of our capital stock. Unless otherwise indicated in a footnote to this table, each person has the sole power to invest and vote the shares of common stock listed opposite the person’s name.

Name and Address of beneficial Owner	Title of Class	Number of Shares		Percent of Class
Brad M. Kelley	Common	79,551		*
1410 Moran Road Franklin, TN 37069-6300	Series A-1 Preferred	31,620	(1)	100%
Blackrock Inc.	Common	1,580,548	(2)	5.8%
55 East 52nd Street New York, NY 10055
The Vanguard Group Inc.	Common	2,149,857	(3)	7.9%
100 Vanguard Blvd. Malvern, PA 19355

* Less than one percent

(1) Mr. Kelley owns 31,620 shares of our Series A-1 Convertible Preferred Stock, our only shares of outstanding Series A-1 preferred stock. These shares have an initial conversion price of $1,897.20 and are currently convertible into 16,666 shares of our common stock. If Mr. Kelley had converted all 31,620 shares of Series A-1 Convertible Preferred Stock into shares of common stock as of April 24, 2025, he would have held 96,218 shares of our common stock, or 0.4% of the shares outstanding.

(2) Based solely upon information set forth on Schedule 13G filed with the SEC on November 8, 2024 by Blackrock Inc. Blackrock Inc. has sole voting power over 1,554,744 shares and sole dispositive power over 1,580,548 shares.

(3) Based solely upon information set forth on Schedule 13G/A filed with the SEC on June 10, 2024 by The Vanguard Group Inc. The Vanguard Group Inc. has shared voting power over 11,964 shares, sole dispositive power over 2,131,421 shares and shared dispositive power over 18,436 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers, directors, and 10% stockholders are required under Section 16(a) of the 1934 Act, to file reports of ownership and changes in ownership of our securities with the SEC.

Based solely on a review of the copies of reports furnished to us, we believe that during our 2024 fiscal year, our directors, executive officers, and 10% stockholders complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Protagenic Therapeutics, Inc.

During 2024, 2023, and 2022, our Audit and Finance Committee approved research and development manufacturing services for Protagenic Therapeutics, Inc. ("Protagenic") totaling $97,000, $150,000 and $106,000, respectively. These services are reimbursed on a time-and-materials basis. Dr. Garo H. Armen, our CEO, serves as Executive Chairman and holds more than a 10% equity interest in Protagenic.

MiNK Therapeutics, Inc.

We completed MiNK Therapeutics, Inc.'s ("MiNK") initial public offering in October 2021. MiNK is listed on Nasdaq under the symbol "INKT" and focuses on invariant natural killer T cell therapies for cancer and immune diseases. We currently own approximately 55% of MiNK. Prior to its IPO, MiNK relied entirely on us for working capital, and certain operations remain integrated, including finance, human resources, information technology, and legal.

Effective April 1, 2022, we entered into an Amended and Restated Intercompany Services Agreement with MiNK, under which:

•
MiNK pays 10% of our costs for administrative services.
•
Research and development services are billed at actual costs plus employee expense allocations.
•
No charges apply for shared legal and regulatory services, provided they are balanced in scope.
•
MiNK pays proportionately for office and laboratory space usage and certain insurance coverage.
•
The agreement can be terminated with 60 days’ notice for overall services, or 30 days’ notice for individual services.

Allocated service expenses to MiNK were approximately $1.1 million, $1.0 million, and $2.0 million for 2024, 2023, and 2022, respectively. MiNK owed us $13.4 million as of December 31, 2024, which repayment we have deferred for the foreseeable future.

In February 2024, MiNK issued us a convertible promissory note of up to $5.0 million with a 2% annual interest, payable upon maturity on January 1, 2026, upon a change of control, or convertible into equity under certain conditions. On December 31, 2024, the note had a principal balance of $5.0 million, accrued interest of $79,444, and an effective interest rate of 15.0%.

Atlant Clinical Ltd. (our subsidiary) provides clinical trial services to MiNK under a Master Services Agreement dated April 12, 2022. Work orders under this agreement totaled approximately $193,000 plus expenses as of December 31, 2024.

On May 1, 2023, we distributed approximately 5 million MiNK shares as a dividend to Agenus shareholders of record as of April 17, 2023.

Family Relationships

Zachary Armen, Senior Director of Investor Relations, is the son of our CEO, Dr. Garo Armen. Zachary Armen's total cash compensation was $260,624 in each of 2024 and 2023. In 2023, he received an option to purchase 2,000 shares of our common stock, subject to a four-year vesting schedule where one-fourth of the options vest on the one-year anniversary of the grant date, with the remainder vesting in equal annual installments on the anniversary of his date of hire, generally subject to his continued employment or service with the Company. In 2024, he received:

•
an option to acquire 5,699 shares of our common stock in lieu of a cash bonus, which vested fully in 2024.
•
an option to acquire 1,803 shares of our common stock with a three-year vesting schedule where one-third of the options vest on the on-year anniversary of the grant date, with the remainder vesting in equal quarterly installments.
•
an option to acquire 5,000 shares of our common stock as a one-time bonus related to a corporate transaction subject to a three-year vesting schedule where one-third of the options vest on each annual anniversary of the grant date.
•
an option to acquire 75,000 shares of our common stock as a one-time retention award, fully vesting in 2025.

Related Party Transaction Policies and Procedures

Our Audit and Finance Committee reviews and approves material related party transactions, excluding MiNK transactions, which the Affiliate Transactions Committee oversees. Transactions are assessed based on fairness and the best interest of Agenus. Our directors and executive officers complete annual questionnaires to identify potential related party transactions, which we review for conflicts of interest. Our policies require immediate disclosure of potential conflicts for management review and Audit and Finance Committee approval. The charters for these committees and our Code of Business Conduct and Ethics are available on our website at https://investor.agenusbio.com/ corporate-governance. No material on our website is part of this proxy statement.

PROPOSAL 2— To approve an amendment to our amended and restated 2019 Equity Incentive Plan

Summary

We are seeking stockholder approval to amend our Amended and Restated 2019 Equity Incentive Plan (2019 EIP). This amendment will increase the available shares under the plan by 7,000,000 shares and extend its term for ten additional years.

Why We Are Requesting Your Vote

Agenus has generated compelling clinical data for our lead therapies, BOT/BAL, demonstrating significant potential to improve patient outcomes across multiple cancer types and disease stages. Despite consistently achieving clinical milestones, the FDA’s recommendation against accelerated approval in June 2024 significantly impacted our stock price and financial position. This FDA action further triggered what Agenus believes to be an unjustified SEC investigation and shareholder litigation, creating additional challenges.

To address these circumstances, Agenus implemented rigorous cost reduction measures, including workforce reductions, asset monetization, and transitioning senior management compensation from cash to equity, led by CEO Garo Armen’s example. These measures extended our operational runway but substantially depleted our equity incentive pool.

Approving this amendment is essential to:

•
Motivate and retain our dedicated employees and other service providers, whose commitment is vital to navigating these challenges and driving future success.
•
Preserve cash resources, aligning employee incentives directly with shareholder interests through equity compensation.
•
Sustain competitive advantage in attracting and retaining top talent necessary for continued progress in the competitive pharmaceutical industry.

Your vote in favor of Proposal 2 supports Agenus’s recovery, reinforces the commitment to our mission of patient care, and ensures long-term value creation for all stakeholders.

Description of Proposed Amendment to our 2019 Equity Incentive Plan

Our Amended and Restated 2019 Equity Incentive Plan (our “2019 EIP”) was originally approved by our stockholders on June 19, 2019, and has subsequently been amended, most recently in 2024. On April 16, 2025, the Board approved, subject to shareholder approval, an amendment to increase the maximum number of shares of our common stock available for issuance under our 2019 EIP by 7,000,000 shares and to extend the term of our 2019 EIP to the ten-year anniversary of the date it is approved by our stockholders.

If stockholders do not approve this Proposal 2, the changes to our 2019 EIP, as Amended and Restated, will not become effective and our 2019 EIP will remain in effect in accordance with its terms. In addition, if stockholders do not approve this Proposal 2, certain awards that were granted to our employees contingent upon obtaining stockholder approval of our 2019 EIP, as Amended and Restated, as described in more detail below under “New Plan Benefits,” will be automatically forfeited. The material terms of our 2019 EIP, as Amended and Restated, are described under “Summary of our 2019 EIP” below.

Reasons for Seeking Shareholder Approval

Equity awards are a key part of our compensation program

Equity compensation has been, and will continue to be, a critical component of our compensation package because it (i) contributes to a culture of ownership among our employees and other service providers, (ii) aligns our employees’ interests with the interests of our other stockholders and (iii) preserves our cash resources. It has been our practice to grant equity awards to substantially all of our full-time employees upon hire and on an annual basis. We compete for talent in an extremely competitive industry, often with larger pharmaceutical companies with greater resources. We believe that our ability to compensate with equity awards is essential to our efforts to attract and retain top talent, which we have been successful in doing to date. In addition, we have used equity compensation as a way to further tie the interests of our executive officers and other key employees with those of our stockholders through the payment of their annual incentive bonuses in previous years in the form of fully vested shares of our common stock and in 2023 in the form of time-based stock options. Certain of our executives have also elected to take a portion of their 2025 base salary in the form of time-based stock options, in lieu of cash, subject to stockholder approval of an increase in the amount of shares available for issuance under our 2019 EIP. Equity awards are an essential part of our compensation package, are central to our employment value proposition, and are necessary for us to continue competing for top talent as we grow.

Equity awards incentivize the achievement of key business objectives and increases in stockholder value

Our equity program primarily consists of time-based stock options. We believe stock options are performance-based because no value is realized unless our stock price increases from the date of grant. We have also from time to time granted stock options that are subject to performance-based vesting conditions to incentivize the achievement of key business objectives or specific increases in stock price, as well as restricted stock units (“RSUs”) and performance shares. RSUs serve as a valuable retention incentive and typically vest based on continued employment or service over a specified time period. Performance shares vest based on the achievement of key business objectives or specific increases in stock price. We believe that equity awards have been and will continue to be critical to our success and that they play an important role in incentivizing employees across our Company to achieve our key business objectives and drive increases in stockholder value.

Additional shares are necessary in order for us to meet our anticipated equity compensation needs

Events during 2024 impacted our stock price and financial position. To address these circumstances we implemented rigorous cost reduction measures including workforce reductions, asset monetization, and transitioning senior management compensation from cash to equity. These measures extended our operational runway but substantially depleted our equity incentive pool. As of March 31, 2025, there were 127,170 shares remaining available for issuance under our 2019 EIP. If stockholders do not approve our 2019 EIP, as Amended and Restated, our ability to grant equity awards to our existing employees and management team, as well as our planned new hires, will be severely limited, which would place us at a competitive disadvantage. After a review of our historical practices and our anticipated future growth, we believe that the shares that would become available under our 2019 EIP, as Amended and Restated, if this proposal is approved would enable us to continue to grant equity awards for approximately one to two years, which is vital to our ability to attract and retain the talent required to support our continued growth in the extremely competitive labor market in which we compete. The actual duration of the proposed share pool will depend on various factors and may be shorter or longer than that described above.

Although we grant equity awards deeply, we have responsibly managed our burn rate and overhang

In determining the share pool under our 2019 EIP, as Amended and Restated, the Board considered the historical number of equity awards granted by the Company in the past three years. In 2024, 2023 and 2022, the Company made equity awards in respect of 3,383,448 shares, 888,044 shares and 625,544 shares, respectively, under our 2019 EIP (assuming maximum performance, for awards subject to performance-based vesting). The weighted average number of shares of our common stock outstanding in 2024, 2023 and 2022 was 21,472,791, 17,894,437 and 14,087,125, respectively. The Company’s three-year average unadjusted burn rate (calculated by dividing the total number of shares subject to equity awards granted during the applicable period by the total weighted-average number of shares outstanding during the period, without taking into account any forfeited equity awards) is 15%. Our three-year average adjusted burn rate is 16%. Adjusted burn rate applies a multiplier of 1.5x (based on our stock price volatility) to restricted stock and RSUs when calculating the burn rate, to better equate those full-value awards with options. We believe our historical burn rate is reasonable for a company of our size in our industry, especially given our broad-based use of equity awards to compensate our employees and other key service providers. We will continue to monitor our equity use in future years to ensure our burn rate is within competitive market norms. In determining the number of shares that would become available under our 2019 EIP, as Amended and Restated, the Board also considered the total shares subject to outstanding awards and the dilution that would result from the share pool under our 2019 EIP, as Amended and Restated. As of March 31, 2025, there were 4,860,720 shares subject to outstanding awards under our 2019 EIP and, as of this same date, the shares subject to outstanding equity awards and available for issuance under our 2019 EIP represented approximately 18% of our outstanding shares (commonly referred to as the “overhang”). The table below includes aggregate information regarding equity awards outstanding and the number of shares available for future awards under our 2019 EIP, our Amended and Restated 2009 Equity Incentive Plan (our “2009 Plan”), the DDCP, our 2015 Inducement Equity Plan and the Agenus, Inc. 2019 Employee Stock Purchase Plan (as amended) (our “ESPP”), in each case, as of March 31, 2025, and the number of shares that would be available for issuance under our 2019 EIP, as Amended and Restated, if this proposal is approved by stockholders, the number of shares that would be available for issuance under the DDCP if Proposal 3 is approved by stockholders, and the number of shares that would be available for issuance under our ESPP if Proposal 4 is approved by stockholders. If stockholders approve Proposal 5, options with respect to approximately 5.2 million shares of our common stock (assuming the exercise prices of these options exceeds the closing price on the date of the option exchange), as of March 31, 2025, will be exchanged for options with an exercise price equal to the closing price of our common stock on the date of grant of the new options (i.e., those options will be “repriced”).

Information on Equity Compensation Plans as of March 31, 2025
Total number of stock options outstanding(1)	5,181,034
Weighted-average exercise price of stock options outstanding(2)	$27.37
Weighted-average remaining duration of stock options outstanding	7.9 years
Total number of full value awards outstanding (including RSUs)(3)	64,868
Total shares available for future awards under our 2019 EIP(4)	127,170
Total shares available for future awards under the 2015 Inducement Equity Plan	91,811
Total shares available for future awards under the DDCP	—
Total shares available for future awards under our ESPP	997
Outstanding contingent stock options and full value awards(5)	232,674
Proposed additional shares available for future awards under our 2019 EIP, as Amended and Restated(6)	6,767,326
Proposed increase to shares available for awards under our 2019 EIP, as Amended and Restated	7,000,000
Proposed increase to shares available for awards under the DDCP, as amended	25,000
Proposed increase to shares available for awards under our Amended ESPP	50,000
Total shares of common stock outstanding (as of March 31, 2025)	26,563,351

________________

(1) Includes 4,830,796 stock options outstanding under our 2019 EIP, 303,154 stock options outstanding under our 2009 Plan, and 47,084 stock options outstanding under the 2015 Inducement Equity Plan. Does not include stock options that were granted contingent on stockholder approval of this proposal. No stock appreciation rights are outstanding.

(2) If Proposal 5 is approved by our stockholders, options with respect to approximately 5.2 million shares of our common stock (assuming the exercise prices of these options exceeds the closing price on the date of the option exchange), as of March 31, 2025, will be exchanged for options that have an exercise price equal to the closing price of our common stock on the date of grant of the new options.

(3) Includes 29,924 and 12,335 shares underlying awards (other than stock options) outstanding under our 2019 EIP and the 2015 Inducement Equity Plan, respectively, and 22,609 shares underlying awards outstanding under the DDCP. Does not include full value awards that were granted contingent on stockholder approval of this proposal.

(4) Without giving affect to the proposed amendments. Share counting provisions, including adjustments to the number of shares available under our 2019 EIP, are described below under “Authorized Shares” and “Adjustments.”

(5) Includes 82,674 stock options and 150,000 RSUs that were granted contingent on stockholder approval of this proposal. Excludes full value awards expected to be granted following the date of this proxy statement in lieu of cash salary or consulting fee payments, as applicable, totaling approximately $379,000, which grants will be contingent on stockholder approval of this proposal.

(6) Reflects the proposed increase to the share pool under our 2019 EIP by 7,000,000 shares, minus the number of shares underlying outstanding awards that are contingent on stockholder approval of our 2019 EIP, as Amended and Restated.

In April 2025, the Company granted 150,000 RSUs and a stock option covering 82,674 shares of common stock that are contingent on stockholder approval of our 2019 EIP, as Amended and Restated, which awards were granted to service providers in lieu of cash payment of a portion of their base salary or consulting fees, as applicable, for a portion of 2025. We also expect to grant full value awards following the date of this proxy statement in lieu of cash salary or consulting fee payments, as applicable, totaling $379,000, which grants will be contingent on stockholder approval of this proposal If stockholders do not approve this Proposal 2, the contingent awards will be forfeited, the service providers employee who elected to receive options or full value awards in lieu of cash base salary or consulting fees, as applicable, will receive payment of such amounts in cash, and no additional awards will be granted under our 2019 EIP. Although the Company has not yet paid annual incentive bonus amounts for 2024, if we do pay such amounts, we may pay all or a portion of such amounts in the form of equity awards consistent with our practice in prior years.

Our 2019 EIP, as Amended and Restated, is consistent with principles of good corporate governance.

The Board believes that our 2019 EIP, as Amended and Restated, will promote the interests of stockholders and is consistent with principles of good corporate governance, including:

•
No Discounted Stock Options or SARs. All stock option and stock appreciation rights (“SAR”) awards under our 2019 EIP, as Amended and Restated, must have an exercise or base price that is not less than the closing price of the underlying common stock on the date of grant.
•
No Repricing. Other than in connection with a corporate transaction affecting the Company, our 2019 EIP, as Amended and Restated, prohibits any repricing of stock options or SARs without obtaining stockholder approval.
•
Limits on Awards to non-Employee Directors. Our 2019 EIP, as Amended and Restated, limits the amount of compensation payable to non-employee directors in any year.
•
No Liberal Share Recycling. Shares underlying stock options and other awards issued under our 2019 EIP, as Amended and Restated, will not be recycled into the share pool if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the award. The number of shares available for delivery under our 2019 EIP, as Amended and Restated, will not be increased by any shares that have been delivered under our 2019 EIP, as Amended and Restated that are subsequently repurchased using proceeds directly attributable to stock option exercises.
•
Minimum Vesting Periods. Awards under our 2019 EIP, as Amended and Restated, may not be scheduled to vest, in whole or in part, within one year of grant (subject to exceptions for (i) awards to non-employee directors that vest on the earlier of the one-year anniversary of the grant date and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, (ii) shares delivered in lieu of or in settlement of fully vested cash awards, salary or other payments otherwise payable to the participant, (iii) substitute awards granted in connection with a business acquisition, and (iv) awards that result in the issuance of a maximum of 5% of shares available for issuance under the plan); and provided that the plan administrator maintains discretion to provide for accelerated exercisability or vesting of any awards in the case of retirement, death, disability, or a covered transaction (as described below).
•
No Reload Awards. Our 2019 EIP, as Amended and Restated, prohibits the grant of “reload” awards.
•
No Dividends on Unvested Awards. Dividend and dividend equivalents may not be paid on a current basis on unvested awards.
•
No Liberal Change of Control Definition. Our 2019 EIP, as Amended and Restated, does not include a “liberal” change of control definition.

Summary of our 2019 EIP, as Amended and Restated

The following is a brief summary of the material terms of our 2019 EIP, as Amended and Restated. A copy of our 2019 EIP, as Amended and Restated, is attached as Appendix A to this proxy statement, and we urge stockholders to read it in its entirety. The following description of the material terms of our 2019 EIP, as Amended and Restated, is qualified in its entirety by reference to the full text of our 2019 EIP, as Amended and Restated.

Administration. Our 2019 EIP, as Amended and Restated, will generally be administered by our Compensation Committee, which will have the discretionary authority to administer and interpret the plan; determine eligibility for and grant awards; determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any award under the plan; determine, modify, accelerate or waive the terms and conditions of any award; determine the form of settlement of awards; prescribe forms, rules and procedures relating to the plan and awards; and otherwise do all things necessary or desirable to carry out the purposes of the plan or any award. Our Compensation Committee (or the Board, with respect to such matters over which it retains authority) may delegate to one or more of its members (or one or more members of the Board) such of its duties, powers and responsibilities as it may determine and, to the extent permitted by law, may delegate certain of its duties, powers and responsibilities to officers, employees and other persons. As used in this summary, the term “Administrator” refers to our Compensation Committee, the Board or any authorized delegates, as applicable.

Eligibility to Receive Awards. Under our 2019 EIP, as Amended and Restated, employees, directors, consultants and advisors of the Company and its affiliates (which, as of the date of this proxy statement and under the terms of our 2019 EIP, as Amended and Restated, would include MiNK) are eligible to receive awards under our 2019 EIP, as Amended and Restated. Eligibility for options intended to be incentive stock options (“ISOs”) is limited to employees of the Company or certain affiliates. As of March 31, 2025, we estimate that approximately 178 employees, including all of our executive officers, 4 non-employee directors, and 15 consultants and advisors in the aggregate would be eligible to participate in our 2019 EIP, as Amended and Restated.

Authorized Shares. Subject to adjustment as described below, the maximum number of shares of common stock that may be delivered in satisfaction of awards under our 2019 EIP, as Amended and Restated, is 12,050,000 shares (inclusive of shares subject to awards previously granted under our 2019 EIP prior to the effective date of our 2019 EIP, as Amended and Restated), plus the number of shares available for issuance under our 2009 Plan on the date our 2019 EIP was originally adopted by shareholders in 2019 (not to exceed 263,112 shares), plus any shares underlying awards under our 2009 Plan that again become available for grant under our 2009 Plan (not to exceed 982,776 shares) (the “Share Pool”). Up to 12,050,000 shares from the Share Pool may be issued in satisfaction of ISOs. The following rules apply in respect of the Share Pool:

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Any shares of stock underlying awards settled in cash or that expire, become unexercisable, terminate, or are forfeited to or repurchased by the Company without the issuance of shares will not reduce the Share Pool.
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All shares covering a SAR, any portion of which is settled in stock, and any shares withheld in satisfaction of the exercise or purchase price or tax withholding obligations will reduce the Share Pool.
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The Share Pool will not be increased by any shares that are delivered under our 2019 EIP, as Amended and Restated, that are subsequently repurchased by the Company using proceeds directly attributable to stock option exercises.
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Shares issued in substitution for equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition will not reduce the Share Pool.

Shares that may be delivered under our 2019 EIP, as Amended and Restated, may be authorized but unissued shares of our common stock or previously issued shares of our common stock acquired by the Company. Shares may be delivered under our 2019 EIP, as Amended and Restated, in satisfaction of awards granted under other compensation arrangements of the Company, including our 2009 Plan. The closing price of our common stock as reported on Nasdaq on April 24, 2025 was $2.82 per share.

Annual Director Limits. In the case of a non-employee director, with respect to his or her services as a director, the aggregate value of all compensation granted or paid to the director by the Company with respect to any calendar year, including equity awards, may not exceed $800,000 (or $1,000,000 for the calendar year in which the director is first elected). This limitation does not apply to any compensation granted or paid for services other than as a non-employee director, including as a consultant or advisor to us or any of our subsidiaries.

Types of Awards. Our 2019 EIP, as Amended and Restated, provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, performance awards, and other awards that are convertible into or otherwise based on our common stock. Dividend equivalents may also be provided in connection with awards under our 2019 EIP, as Amended and Restated, but will be subject to the same risk of forfeiture as applies to the underlying award.

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Stock Options and SARs. The Administrator may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire shares of our common stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The per share exercise price of each stock option, and the per share base value of each SAR, granted under our 2019 EIP, as Amended and Restated, may not be less than 100% of the closing price of a share of our common stock on the date of grant (or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported) (110% in the case of certain ISOs). The Administrator may not grant stock options that provide for automatic “reload” grants of additional stock options.
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Restricted and Unrestricted Stock and Stock Units. The Administrator may grant awards of stock, stock units, restricted stock and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or cash measured by the value of shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock is stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to us if specified performance or other vesting conditions are not satisfied.
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Performance Awards. The Administrator may grant performance awards, which are awards that vest subject to performance vesting conditions.
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Other Stock-Based Awards. The Administrator may grant other awards that are convertible into or otherwise based on shares of our common stock, subject to such terms and conditions as are determined by the Administrator.
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Substitute Awards. The Administrator may grant substitute awards, which may have terms and conditions that are inconsistent with the terms and conditions of our 2019 EIP, as Amended and Restated.

Vesting; Terms of Awards. The Administrator will determine the terms and conditions of all awards granted under our 2019 EIP, as Amended and Restated, including the time or times an award vests or becomes exercisable, the terms and conditions on which an option or SAR remains exercisable, and the effect of termination of a participant’s employment or service on awards. No award under our 2019 EIP, as Amended and Restated, may be scheduled to vest, in whole or in part, prior to the date that is one year following the date the award is granted, except that the following awards will not be subject to the foregoing minimum vesting requirement: (i) substitute awards granted in connection with a business acquisition, (ii) shares delivered in lieu of or in settlement of fully vested cash awards, salary, or other payments otherwise payable to a participant, (iii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the grant date and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) awards that result in the issuance of an aggregate of up to five percent (5%) of the aggregate shares available for issuance under our 2019 EIP, as Amended and Restated. This one-year minimum vesting requirement does not apply to the Administrator’s discretion to provide for accelerated exercisability or vesting of any awards in the case of retirement, death, disability, or a covered transaction (as described below), in the terms of an award agreement or otherwise.

Termination of Employment or Other Status. The Administrator will determine the effect of termination of employment or other service on awards.

Transferability of Awards. Except as the Administrator may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.

Covered Transactions. Except as otherwise provided in an award agreement or by the Administrator, in the event of a consolidation, merger or similar transaction in which the Company is not the surviving corporation or which results in the acquisition of the majority of our common stock by a single person or group, a sale or transfer of substantially all of our assets or a dissolution or liquidation of the Company (a “covered transaction”):

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For each unvested award that is then outstanding and eligible to vest based on performance, the Administrator shall determine the extent to which the applicable performance vesting conditions have been achieved as of the consummation of such covered transaction and the award, to the extent earned based on performance, will thereafter be eligible to vest based on continued employment or service, as applicable;
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Each such award described in the immediately preceding paragraph, and each unvested award that is outstanding as of the consummation of the covered transaction that is eligible to vest solely based on continued employment or service, as applicable, will be assumed, continued or substituted for by the acquirer, survivor or affiliate thereof and will vest on the same schedule as the award so assumed, except that if the participant’s employment or service, as applicable, is terminated for any reason other than cause within two years following such covered transaction, the award (or any award substituted therefor) will vest in full;
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Each award that is outstanding as of the consummation of the covered transaction that is not assumed, continued or substituted for as described above will vest in full in connection with the consummation of the covered transaction.
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The Administrator may provide for payment with respect to some or all awards that are not assumed, continued or substituted in an amount equal to the fair market value of the underlying shares over the applicable exercise or purchase price of such award.

Adjustments Upon Changes in Capitalization. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be issued under our 2019 EIP, as Amended and Restated and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of, outstanding awards, and any other provisions affected by such event. The Administrator may also make such adjustments to take into account other distributions to stockholders or any other event if it determines that adjustments are appropriate to avoid distortion in the operation of our 2019 EIP, as Amended and Restated, or any award. For example, on April 12, 2024, the Company effected the one-for-twenty reverse stock-split, which resulted in appropriate and proportionate adjustments under our 2019 EIP.

Clawback. The Administrator may provide that any outstanding award or the proceeds from, or other amounts received in respect of, any award or stock acquired under any award will be subject to forfeiture and disgorgement to us, with interest and related earnings, if the participant to whom the award was granted is not in compliance with the plan or the applicable award or any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant. Each award will be subject to any policy of the Company or any of its affiliates that relates to trading on non-public information and permitted transactions with respect to shares of our common stock, including limitations on hedging and pledging. In addition, each award will be subject to any of our policies or those of our subsidiaries that provides for the forfeiture, disgorgement or clawback with respect to incentive compensation that includes awards under the plan and will be subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards.

Term. If shareholders approve our 2019 EIP, as Amended and Restated, unless sooner terminated by the Administrator, our 2019 EIP, as Amended and Restated, will terminate on June 17, 2035 (the ten-year anniversary of the date it is approved by our shareholders). Awards outstanding on that date will continue in accordance with their terms.

Amendment and Termination. The Administrator may at any time amend our 2019 EIP, as Amended and Restated, or any outstanding award and may at any time terminate our 2019 EIP, as Amended and Restated, as to future grants. However, except as expressly provided in our 2019 EIP, as Amended and Restated, or the applicable award, the Administrator may not alter the terms of an award so as to materially and adversely affect a participant’s rights under the award without the participant’s consent, unless the

Administrator expressly reserved the right to do so at the time the award was granted. Any amendments to our 2019 EIP, as Amended and Restated, will be conditioned on stockholder approval to the extent required by law or applicable stock exchange requirements.

Certain Federal Income Tax Consequences of our 2019 EIP, as Amended and Restated

The following is a summary of certain U.S. federal income tax consequences associated with certain awards granted under our 2019 EIP, as Amended and Restated. This summary does not address tax rates or non-U.S., state or local tax consequences, nor does it address employment tax or other federal tax consequences, except as noted.

Stock Options (other than ISOs). In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company, subject to the limitations provided in the U.S. tax code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

ISOs. In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. Generally, a disposition of shares acquired pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company, subject to the limitations provided in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares acquired pursuant to an ISO is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

SARs. The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company, subject to the limitations provided in the Code.

Unrestricted Stock Awards. A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations provided in the Code.

Restricted Stock Awards. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations provided in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company, subject to the limitations provided in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under our 2019 EIP, as Amended and Restated, the holding period in the shares begins when the participant realizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units. The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is generally taxed upon vesting (and a corresponding deduction is generally available to the Company, subject to the limitations provided in the Code), unless he or she has made a proper election to defer receipt of the shares under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

New Plan Benefits

The following table sets forth time-vesting stock option awards and time based RSUs granted by the Company to the persons and groups named below under our 2019 EIP in April 2025, contingent on stockholder approval of our 2019 EIP, as Amended and Restated, which were granted to service providers in lieu of cash payment of a portion of their base salary for the period beginning April 28, 2025 and ending December 19, 2025 or in lieu of cash payment of their consulting fees for the period from May 2025 through December 2025 . Should stockholder approval of this Proposal 2 not be obtained, these awards will be automatically forfeited and such service providers receive payment of such portion of their base salary, or consulting fees, as applicable, in cash.

The time-vesting option award granted on April 28, 2025 has an exercise price of $3.14 per share. All such options expire on the tenth anniversary of the grant date. The time-vesting stock options vest as to three-sixteenths (3/16) of the underlying shares on the date stockholders approve this Proposal 2, and thereafter vest as to one-sixteenth (1/16) of the underlying shares on each bi-weekly Company payroll date until the stock options are fully vested on December 26, 2025, in each case, generally subject to continued service with the Company through the applicable vesting date.

The time vesting RSUs awarded in April 2025 vest as to 50,000 shares November 9, 2025, and 100,000 shares vest 25% on each of July 1, 2025, and January 1, 2026 and 50% on July 1, 2026.

We also expect to grant full value awards following the date of this proxy statement in lieu of cash salary or consulting fee payments, as applicable, totaling approximately $379,000, which grants will be contingent on stockholder approval of this proposal. The number of shares that will be granted following the date of this proxy statement will be determined based on the closing price of our common stock on the date of grant are note determinable at this time.

Any other awards under our 2019 EIP, as Amended and Restated, would be granted by our Compensation Committee in its discretion, subject to the limits described under "Annual Director Limits" above and other terms of the plan.

Name and Position	Number of Stock Options	Number of RSUs
Garo H. Armen, Ph.D., Chief Executive Officer	-	-
Steven O'Day, MD, Chief Medical Officer	-	-
Christine M. Klaskin, Vice President, Finance	-	-
All executive officers as a group	-	-
All non-executive directors as a group	-	-
All non-executive officer employees as a group	82,674	-
All other consultants as a group	-	150,000

Vote Required

To approve Proposal 2, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 2. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 2. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 2, and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 2.

EQUITY PLANS

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2024.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,244,967	$28.54	197,713	(2)
Equity compensation plans not approved by security holders(3)	62,780	$27.73	91,449
Total	5,307,747		289,162

(1)
Includes 5,222,358 shares subject to awards under our 2009 Plan and our 2019 EIP, and 22,609 shares issuable under our DDCP.
(2)
Includes shares that may be issued under our 2019 EIP and our ESPP. There were no shares available for future issuance under our DDCP as of December 31, 2024. Does not include any shares that may be issued under our 2019 EIP, ESPP or DDCP if Proposals 2, 3 and 4 are approved by our stockholders at the 2025 Annual Meeting.
(3)
Represents our 2015 Inducement Equity Plan, pursuant to which equity awards may be granted to new employees in accordance with Nasdaq Listing Rule 5635(c)(4).
(4)

PROPOSAL 3—To approve an amendment to our Amended and Restated Directors’ Deferred Compensation Plan (as amended) to increase the number of shares of common stock authorized for issuance thereunder from 63,750 shares to 88,750 shares

Summary

We seek stockholder approval for an amendment to our Amended and Restated Directors’ Deferred Compensation Plan (DDCP) to increase the authorized shares available for issuance thereunder from 63,750 shares to 88,750 shares.

Why We Are Requesting Your Vote

The DDCP enables non-employee directors to defer cash compensation in favor of receiving Agenus common stock, conserving crucial cash resources and aligning director interests directly with those of our stockholders.

This amendment is essential to:

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Preserve cash during this critical period, allowing continued investment in essential operations and strategic initiatives.
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Enhance alignment between non-employee directors and stockholders, supporting sustainable long-term growth.
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Maintain competitive and effective director compensation, crucial for attracting and retaining dedicated directors during these challenging times.

Your vote for Proposal 3 will enable Agenus to maintain strong governance, preserve financial flexibility, and ensure continued alignment of director interests with shareholder value.

Description of Proposed Amendment to our Amended and Restated Directors’ Deferred Compensation Plan

Our Amended and Restated Directors’ Deferred Compensation Plan (the DDCP) was originally adopted in 2007 and has subsequently been amended and restated, most recently in 2024. On April 16, 2025, our Board adopted, subject to stockholder approval, an amendment to the DDCP to increase the number of shares of our common stock available for issuance thereunder from 63,750 shares to 88,750 shares. We are requesting that stockholders approve this amendment to the DDCP. We are not requesting approval of any other changes to the DDCP.

If stockholders do not approve this Proposal 3, the proposed 25,000 additional shares will not become available for issuance under the DDCP, and we will not have sufficient shares to maintain the DDCP. The material terms of the DDCP, as amended, are described under “Summary of the DDCP, as amended” below.

Background and Reasons to Vote for this Proposal

The DDCP permits members of our Board who are not officers or employees of the Company or its subsidiaries to elect to defer the receipt of all or a portion of the cash compensation payable in respect of services as a director until a later date, with the amount deferred payable in cash and/or shares of our common stock, as elected by the applicable director. We believe that that the DDCP is an important component of our director compensation program and is beneficial to our stockholders because it allows us to preserve our current cash resources, with respect to those directors who elect to defer compensation, and further aligns the interests of our non-employee directors with those of our stockholders.

As of March 31, 2025, there were 22,609 shares reserved for issuance under the DDCP, with no shares available for future issuance. We are requesting that stockholders approve this Proposal 3 so that we can continue to offer our non-employee directors the opportunity to receive shares of our common stock in respect of compensation that they elect to defer.

Existing Equity Plan Information

The table included in Proposal 2 above includes aggregate information, as of March 31, 2025, regarding outstanding equity awards and the number of shares available for future awards under our 2009 Plan, our 2019 EIP, our ESPP, the DDCP and our 2015 Inducement Equity Plan, and the number of new shares that would be available for issuance under the DDCP if this Proposal 3 is approved by stockholders.

Summary of the DDCP, as amended

The following is a brief summary of the material terms of the DDCP, as amended to increase the number of shares of our common stock available for issuance thereunder. A copy of the amendment to our DDCP is attached as Appendix B to this proxy statement, and we urge stockholders to read it in its entirety. The following description of certain features of the DDCP is qualified in its entirety by reference to the full text of the DDCP.

Administration. The DDCP is administered by the Chief Financial Officer of the Company or another officer designated by our Board, who will have the sole responsibility for interpreting the DDCP. The DDCP is currently administered by the Company’s Vice President, Finance.

Eligibility. Each member of our Board who is not also an officer or an employee of the Company or its subsidiaries is eligible to participate in the DDCP. All of our current directors, except Drs. Armen and Buell, are eligible to participate in the DDCP. As of April 24, 2025, 4 non-employee directors are eligible to participate in the DDCP.

Basis of Participation. The DDCP allows each eligible director to defer receipt of all or a portion of the cash compensation payable to him or her for service on our Board. Such compensation may be deferred until termination of service as a director or, subject to the terms of the DDCP, such other date as may be specified by the director.

A director may elect to participate in the DDCP no later than September 30 of the year before the calendar year in which the applicable compensation would be earned and may choose to defer 25 percent, 50 percent, 75 percent or 100 percent of his or her total cash compensation payable for services as a director. A deferral election remains in effect unless the participant files a written revocation or superseding deferral agreement and a deferral election becomes irrevocable after the last day of the calendar year immediately preceding the year to which the deferral relates. A notional deferral account is established for each participating director, which consists of a notional subaccount for amounts earning interest, denominated on a dollar basis (the “cash account”), and a notional subaccount for amounts invested in hypothetical shares of our common stock, which is denominated on a notional share basis (the “stock account”). Pursuant to the deferral agreement, each participant indicates the percentage of future deferrals to be notionally invested in the cash account and the stock account. Amounts are credited to these accounts on a quarterly basis.

Amounts deferred to the cash account are credited with interest at the rate paid on one-year Treasury bills. Amounts deferred to the stock account are converted on a quarterly basis into a number of units representing shares of our common stock equal to the amount of compensation which the participant has elected to defer to the stock account divided by the applicable stock price for our common stock (determined based on the average closing price of our common stock for all trading days during the applicable calendar quarter). Prior to receiving a distribution from the stock account, units representing shares allocated to a participant’s stock account are not considered actual shares of our common stock for any purpose, and a participant will have no right as a stockholder with respect to such units. A participant with amounts held in the stock account will be eligible for cash and stock dividends in the form of units on the date we pay any such dividends on shares of our common stock. In the event of a stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares or similar change affecting common stock, appropriate adjustments will be made in the number and/or kind of units representing shares credited to the stock account.

Authorized Shares; Adjustments. Without giving effect to the proposed amendment, the aggregate number of shares of our common stock that are reserved for issuance under the DDCP is 63,750. If the proposed amendment is approved by stockholders, the aggregate number of shares of our common stock that will be reserved for issuance under the DDCP is 88,750. In the event of a stock dividend, split-up, combination or reclassification of shares, recapitalization or similar capital change, the aggregate number of shares that are reserved for issuance under the DDCP will be appropriately adjusted by our Board. The closing price of our common stock as reported on Nasdaq on April 24, 2025 was $2.82 per share.

Distributions. Distributions from notional accounts under the DDCP will be paid in a lump sum or in annual installments for a period of up to five years and commence in the calendar year following a participant’s termination of service as a director or such other calendar year as may be specified by the participant, provided such other calendar year is at least two years after the date the director elected to receive such distribution. Distributions consist of (a) cash in the amount credited to the participant’s notional account and (b) the number of shares of our common stock equal to the number of units credited to his or her stock account. To the extent a participant would receive a payment from his or her stock account in excess of the number of shares remaining available under the DDCP, the participant shall receive cash in lieu of shares.

Unfunded Plan. The DDCP is unfunded, and the Company has no obligation to set aside, segregate, or deposit any funds or assets of any kind to meet its obligations under the plan. The rights of any participant, beneficiary, or other person under the DDCP will be solely those of a general unsecured creditor of our Company.

Amendment and Termination. The Company may, without the consent of any participant, beneficiary, or other person amend the DDCP at any time, but no amendment may reduce the amount previously credited to a participant’s deferral account. The Company may terminate the DDCP at any time, and the Company may, in its discretion, distribute amounts according to the participant’s deferral election or in a lump sum as soon as practicable after the plan’s termination date.

New Plan Benefits

Participation in the DDCP is entirely within the discretion of the eligible directors. Because we cannot presently determine the rate of contributions by these directors, it is not possible to determine the value of benefits that may be obtained by participants under the DDCP.

The following table sets forth the amounts deferred by our non-employee directors as a group under the DDCP for the fiscal year ended December 31, 2024. None of our executive officers or other employees are eligible to participate in the DDCP.

Name and Position	Dollar Value ($)	Number of Units
Non-Executive Director Group	195,866	23,239

Vote Required

To approve Proposal 3, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 3. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 3. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 3, and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 3.

PROPOSAL 4— TO APPROVE AN AMENDMENT TO OUR 2019 EMPLOYEE STOCK PURCHASE PLAN (AS AMENDED) TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER SUCH PLAN FROM 100,000 SHARES TO 150,000 SHARES

Summary

We are seeking stockholder approval to amend our 2019 Employee Stock Purchase Plan (ESPP) to increase the authorized shares available for issuance thereunder from 100,000 shares to 150,000 shares.

Why We Are Requesting Your Vote

The ESPP promotes employee ownership, directly aligning employee interests with those of our stockholders. The significant decline in stock price following the FDA’s decision against accelerated approval of our promising BOT/BAL therapies, along with the associated what Agenus believes to be an unjustified SEC investigation and shareholder litigation, has led to a decrease in our stock price and thus an increase in shares purchased under the plan.

Approving this amendment is critical to:

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Boost employee morale and retention amidst operational and financial challenges.
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Promote alignment of interests, motivating employees to contribute to Agenus’s long-term recovery and success.
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Strengthen recruitment efforts, offering competitive incentives necessary in the pharmaceutical sector.

Your vote for Proposal 4 ensures that Agenus maintains its ability to offer meaningful, stock-based incentives critical to employee motivation and retention.

Description of Proposal

Our 2019 Employee Stock Purchase Plan (as amended in 2021 and 2023, our “ESPP”) was originally approved by our stockholders on June 16, 2020, was amended on April 28, 2021 and was further amended in April 2023. On April 16, 2025, the Board approved a subsequent amendment (the “ESPP Amendment”) to our ESPP (as amended by the ESPP Amendment, our “Amended ESPP”), subject to stockholder approval. We are requesting that stockholders approve the ESPP Amendment to increase the maximum number of shares available for purchase pursuant to the exercise of options granted under our ESPP from 100,000 shares to 150,000 shares. The material terms of our Amended ESPP are described under “Summary of our Amended ESPP” below. If stockholders do not approve this Proposal 4, the proposed 50,000 additional shares will not become available for issuance under our ESPP, and we will not have sufficient shares to maintain our ESPP.

Existing Equity Plan Information

The table included in Proposal 2 above includes aggregate information, as of March 31, 2025, regarding outstanding equity awards and the number of shares available for future awards under our 2009 Plan, our 2019 EIP, our ESPP, the DDCP and our 2015 Inducement Equity Plan, and the number of new shares that would be available for issuance under the Amended ESPP if this Proposal 4 is approved by stockholders.

Summary of our Amended ESPP

The following is a brief summary of the material terms of our Amended ESPP. A copy of the ESPP Amendment is attached as Appendix A to this proxy statement, and we urge stockholders to read it in its entirety. The following description of the material terms of our Amended ESPP is qualified in its entirety by reference to the full text of our Amended ESPP.

In General. Our Amended ESPP is intended to enable eligible employees to purchase shares of our common stock and thereby acquire an interest in the future of the Company. Our Amended ESPP is generally implemented by a series of separate offerings, which we refer to as option periods. On the first day of each option period, participating employees will be granted an option to purchase shares of our common stock, which will be automatically exercised on the last business day of the option period. Our Amended ESPP is intended to satisfy the requirements of Section 423 of the Code.

Administration. Our Amended ESPP is administered by our Compensation Committee, the Board and their delegates, which will have the discretionary authority to interpret the Amended ESPP; determine eligibility under the Amended ESPP; prescribe forms, rules, and procedures relating to the Amended ESPP; and to otherwise do all things necessary or appropriate to carry out the purposes of the Amended ESPP. Our Compensation Committee (or the Board) may delegate such of its duties, powers and responsibilities as it may determine to one or more of its members and may delegate such ministerial tasks as it deems appropriate to employees and other persons. As used in this summary, the term “Administrator” refers to our Compensation Committee, the Board or any authorized delegates, as applicable.

Eligibility. Participation in our Amended ESPP is limited to our employees and those of our designated subsidiaries. No employee will be granted an option under our Amended ESPP if, immediately after the option is granted, the employee would own (or would be deemed to own) shares of our common stock possessing five percent or more of the total combined voting power or value of all classes of shares of us, our parent or our subsidiaries. In addition, no employee will be granted an option under our Amended ESPP that would permit his or her rights to purchase shares under all employee stock purchase plans maintained by us and our parent and subsidiaries to accrue at a rate that exceeds $25,000 (or such other maximum prescribed by the Code) of fair market value of stock for each calendar year during which any option granted to such employee is outstanding at any time, determined in accordance with Section 423(b)(8) of the Code. As of April 24, 2025 approximately 178 employees were eligible to participate in our Amended ESPP, including all of our executive officers.

Authorized Shares. Subject to adjustment as described below, 150,000 shares of our common stock are reserved for issuance under our Amended ESPP (inclusive of shares previously issued under our ESPP prior to the effective date of our Amended ESPP). Without giving effect to the ESPP Amendment, as of April 24, 2025, 997 shares remained available for issuance under our ESPP. If any option granted under our Amended ESPP expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares subject to such option will again be available for sale pursuant to the exercise of options under our Amended ESPP. The closing price of our common stock as reported on Nasdaq on April 24, 2025 was $2.82 per share.

Shares that may be issued under our Amended ESPP may be authorized but unissued shares, treasury shares or reacquired shares.

Participation. Eligible employees may elect to participate in an option period under our Amended ESPP in the manner and within the time periods established by the Administrator. A participant who holds an option under our Amended ESPP may at any time prior to exercise cancel all (but not less than all) of his or her option by notice to the Administrator in accordance with the procedures prescribed by, and in a form acceptable to, the Administrator. Upon cancellation, the balance of the participant’s account under our Amended ESPP will be returned to the participant.

Option Periods. Unless otherwise determined by the Administrator, option periods under our Amended ESPP will be approximately six months in duration and commence on the first business day of January and July of each year and end on the last business day of June and December of each year, respectively.

Options. Subject to the limitations in our Amended ESPP, on the first day of each option period, participating employees will be granted an option to purchase no more than 20,000 shares of our common stock. On the last day of each option period, each employee who is a participant in our Amended ESPP will be deemed to have exercised the option granted to him or her for the option period.

Purchase Price. The purchase price of each share issued pursuant to the exercise of an option under our Amended ESPP on an exercise date will be 85% of the lesser of (i) the closing price of a share on the date the option is granted (or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported) and (ii) the closing price of a share on the exercise date (or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported).

Transfer Restrictions. Options granted under our Amended ESPP during the participant’s lifetime will be exercisable only by such participant and may not be sold, pledged, assigned or transferred in any manner.

Adjustments. In the event of any change in the outstanding stock of the Company by reason of a stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other capital change, the aggregate number and type of shares available under our Amended ESPP, the number and type of shares under options granted but not exercised, the maximum number and type of shares purchasable under an option, and the option price will be appropriately adjusted; provided that no adjustment will be made unless the Company is satisfied that it will not constitute a modification of rights granted under our Amended ESPP or otherwise disqualify our Amended ESPP as an employee stock purchase plan under Section 423 of the Code.

Certain Transactions. In the event of a sale of all or substantially all of our stock or assets, or a consolidation, merger or similar transaction in which the Company does not survive or which results in the acquisition of the Company by another person, or any other change of control or acquisition of the business of the Company or corporate transaction that is designated by the Administrator, the Administrator may (i) if the Company is merged with or acquired by another corporation, provide that each outstanding option will be assumed or that a substitute option will be granted by the acquirer, the successor or one of their parents or subsidiaries, (ii) cancel each option and return the balances in participants’ accounts under our Amended ESPP to participants, or (iii) end the option period on or before the date of the proposed sale or merger.

Term. Our ESPP, without giving effect to the ESPP Amendment, became effective on June 30, 2019, the date our ESPP was approved by the Board, and no rights shall be granted thereunder after the tenth anniversary of such date of Board approval. Our Amended ESPP will become effective upon stockholder approval of this Proposal 4.

Amendment and Termination. The Administrator may at any time amend our Amended ESPP to the extent, and in any manner, it may deem advisable, subject to stockholder approval if the amendment would be treated as the adoption of a new plan for purposes of Section 423 of the Code. The Administrator may suspend or terminate our Amended ESPP at any time. In connection with any such suspension or termination, the Administrator may provide that outstanding options will be exercisable either at the end of the applicable option period or such earlier date as the Administrator may specify or that the balance of the participant’s account under our Amended ESPP will be returned to the participant.

Certain Federal Income Tax Consequences of our Amended ESPP

The following is a summary of certain U.S. federal income tax consequences associated with options granted under our Amended ESPP. This summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with our Amended ESPP, nor does it cover state, local or non-U.S. taxes.

Our Amended ESPP is intended to qualify under the provisions of Section 423 of the Code. Our Amended ESPP is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

Assuming our Amended ESPP is and remains so qualified, no income will be taxable to a participant until the sale or other disposition of the shares of common stock purchased under our Amended ESPP (the “ESPP shares”). Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the participant’s holding period with respect to the

ESPP shares. If the ESPP shares are sold or disposed of more than two years from the first day of the applicable option period and more than one year from the date of purchase, or upon the participant’s death while owning the ESPP shares, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the ESPP shares at the time of such sale or disposition over the purchase price or (2) an amount equal to the excess of the fair market value of the ESPP shares as of the first day of the option period over the purchase price. Any additional gain will be treated as long-term capital gain. If the ESPP shares held for the periods described above are sold and the sale price is less than the purchase price, there is no ordinary income and the participant generally will have long-term capital loss equal to the difference between the sale price and the purchase price. If shares are sold or otherwise disposed of before the expiration of the holding periods described above, other than following the participant’s death while owning the shares, the participant will recognize ordinary income generally measured as the excess of the fair market value of the ESPP shares on the date the ESPP shares were purchased over the purchase price. Any additional gain or loss on such sale or disposition will generally be long-term or short-term capital gain or loss, depending on the participant’s holding period with respect to the ESPP shares. The Company is not generally entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except generally to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

New Plan Benefits

The amounts of future stock purchases under our Amended ESPP are not determinable because, under the terms of our Amended ESPP, purchases are based upon elections made by participants. Future purchase prices are not determinable because they are based upon fair market value of shares of our common stock at the beginning and end of each applicable option period.

The following table sets forth the number of shares under our ESPP that were acquired by our named executive officers, our executive officers as a group and our other employees (who are not executive officers) as a group for the option period ending on December 31, 2024. Non-employee directors are not eligible to participate in our Amended ESPP.

Name	Number of Shares

Garo H. Armen, Ph.D.	-
Steven J. O’Day, M.D.	-
Christine M. Klaskin	-
Executive Officer Employee Group	2,113
Non-Executive Officer Employee Group	16,252

Vote Required

To approve Proposal 4, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 4. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 4. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 4, and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 4.

PROPOSAL 5 – to APPROVe THE OPTION EXCHANGE PROPOSAL

Summary

We seek stockholder approval for a one-time Option Exchange, pursuant to which certain underwater options will be canceled and replaced with new options that have an exercise price equal to the closing price of our common stock at the time of grant.

Why We Are Requesting Your Vote

The FDA’s recommendation against accelerated approval, despite consistently favorable clinical data for our BOT/BAL therapies, significantly reduced our stock price. This has negatively impacted employee motivation and retention and triggered additional scrutiny through an SEC investigation and shareholder litigation.

The Option Exchange is essential to:

•
Restore incentive and retention value to our equity compensation, encouraging long-term commitment.
•
Align employee and other service provider interests closely with stockholders, ensuring unified efforts toward rebuilding shareholder value.
•
Maximize the return on previously expensed stock compensation, transforming underwater options into valuable incentives without additional cash expenditure.
•
Maintain competitive equity incentives, crucial for attracting and retaining essential talent.

Your vote for Proposal 5 supports Agenus’s talent retention strategy, aligns interests effectively, and strengthens our operational capability during a pivotal recovery period.

Description of Proposal

We are seeking stockholder approval of the one-time exchange of options to purchase shares of the Company’s common stock issued under our 2019 EIP, our 2009 Plan and the 2015 Inducement Equity Plan that are held by our executive officers, other employees, consultants, and non-employee directors of the Company for new options to purchase shares of the Company’s common stock (the “Option Exchange” and such proposal, the “Option Exchange Proposal”). Based on the recommendation of our Compensation Committee, the Board authorized the Option Exchange, pursuant to which eligible options to purchase shares of common stock held by our executive officers, other employees, consultants, and non-employee directors will be cancelled in exchange for an equal number of new options to purchase shares of common stock with an exercise price equal to the fair market value (within the meaning of our 2019 EIP, generally defined as the closing price of a share of our common stock on the date of grant) of our common stock at the time of the Option Exchange and a term of the option that extends ten years from the date of grant. An eligible stock option generally includes any outstanding stock option that has an exercise price equal to or greater than $2.50 per share and greater than the closing price of our common stock on the date of the Option Exchange, that vests based on continued service with us and that was granted under our 2019 EIP, our 2009 Plan or the 2015 Inducement Equity Plan (each, an “Eligible Option” and collectively, the “Eligible Options”).

As of April 24, 2025, we had outstanding stock options held by eligible employees (including executive officers), consultants, and non-employee directors to purchase 5,187,957 shares of common stock with a weighted average exercise price of $27.12 per share. Of these stock options held by eligible employees (including executive officers), consultants, and non-employee directors, there were options to purchase 5,156,707 shares of common stock with an exercise price equal to or greater than $2.50 per share that would be considered Eligible Options for purposes of the Option Exchange (assuming that the exercise prices are greater than the closing price of our common stock on the date of the Option Exchange).

For more information about our 2019 EIP, including the proposed additional shares requested to become available for issuance under our 2019 EIP, please see Proposal 2.

Stockholders should be aware that our executive officers and directors may be considered to have an interest in the approval of the Option Exchange because they are eligible to participate in the Option Exchange. Nonetheless, the Board believes the Option Exchange is in the best interests of stockholders and the Company in order to provide meaningful and appropriate incentive to motivate and retain our talented team members.

Reasons for Seeking Stockholder Approval

We are asking our stockholders to approve the Option Exchange to restore equity value, increase retention and motivation in a competitive labor market, provide non-cash compensation incentives and align our employee and stockholder interests to promote long-term value creation. We compete for talent in an extremely competitive industry, often with larger pharmaceutical companies with greater resources. We believe that our ability to effectively compensate with equity awards is essential to our efforts to attract and retain top talent. Equity awards are an essential part of our compensation package, are central to our employment value proposition, and restoring equity value is necessary for us to retain our employees and other service providers and continue competing for top talent. Underwater stock option awards are of limited benefit in motivating and retaining our key talent and aligning their interests with those of our stockholders. Through the Option Exchange, we believe that we will be able to enhance long-term stockholder value by increasing our ability to retain experienced and talented employees, consultants, executives, and non-employee directors and by aligning the interests of these individuals more fully with the interests of our stockholders.

Our equity program primarily consists of time-based stock options. In addition, in 2024 we used stock options as a way to further tie the interests of our executive officers and other key employees with those of our stockholders through the payment of their 2023 annual incentive bonuses in the form of time-based options in lieu of cash. Although the Company has not yet paid annual incentive bonus amounts for 2024, if we do pay such amounts, we may pay all or a portion of such amounts in the form of equity awards consistent with our practice in prior years. Option grants can serve as a powerful retentive tool based on stock price appreciation. In the last several years we have experienced a significant decline in our stock price causing the vast majority of our outstanding options to have exercise prices that exceed the recent trading prices of our common stock. As of April 24, 2025, 61% of outstanding stock options held by Eligible Holders were underwater. The significant decline in the price of our common stock has a meaningful impact on the total compensation actually earned by our employees, consultants, and non-employee directors. This impact on total compensation negatively affects our ability to retain and motivate our employees and consultants, whom we rely on to achieve our business plans and strategic objectives. Similarly, this impact on compensation negatively impacts our ability to retain and appropriately compensate our non-employee directors.

We believe that equity compensation has been, and will continue to be, a critical component of our compensation package because it (i) contributes to a culture of ownership among our employees and other service providers, (ii) aligns our employees’ interests with the interests of our other stockholders and (iii) preserves our cash resources. It has been our practice to grant equity awards to substantially all of our full-time employees upon hire and on an annual basis. In 2024, our Board also determined to pay our employees, including our executive officers, their annual incentive bonuses for 2023 in the form of time-based options. Certain of our executives also take a portion of their base salary in equity. The significant decline in the price of our common stock has a meaningful negative impact on the total compensation earned by our key talent, which we believe to be a considerable challenge to our talent retention. The labor market in the pharmaceutical industry is highly competitive and our competitors could offer equity incentives that are more attractive, which will impact our ability to retain talent. An effective and competitive equity incentive program is critical to retaining these employees and consultants and is thus critical to our success.

Under applicable accounting rules, we will recognize a total of approximately $21.5 million in non-cash compensation expense related to these Eligible Options, $10.7 million of which was previously expensed as of December 31, 2024 and $10.8 million of which we continue to be obligated to expense, even if these stock options are never exercised because they remain underwater. We believe the Option Exchange will allow us to recapture retentive and incentive value from the compensation expense that we record in our financial statements with respect to Eligible Options that are exchanged.

Our Compensation Committee evaluated several alternatives for remaining competitive within our industry and identified a stock option exchange program as one such potential alternative. As part of this evaluation, our Compensation Committee identified the likely participants in an exchange program and analyzed the value of the equity awards to be exchanged, the general parameters of an exchange program, and the potential impact of an exchange program on our current hiring and retention goals. Our Compensation Committee determined that the Option Exchange was the most attractive alternative for the reasons set forth below.

•
The Option Exchange Helps to Restore Retention and Motivation Incentives. The stock options issued in the Option Exchange will replace underwater stock options. Once vested, these replacement stock options may be settled for shares of common stock under our 2019 EIP. This could provide an economic benefit to participants, unlike the Eligible Options, which are substantially underwater and not currently able to provide an economic benefit to participants, even if they are vested.
•
The Option Exchange Will Allow us to Obtain Value for Previous Compensation Expense. Our underwater stock options have exercise prices that are equal to the fair market value of our common stock at the time of grant. Under applicable accounting rules, we are required to continue to recognize compensation expense related to these options prior to vesting, even if they are never exercised. We believe that it is an inefficient use of corporate resources to recognize compensation expense on awards that are not valued by our employees. Replacing underwater options that result in compensation accounting expense but have little or no retention or incentive value with new stock options that will provide both enhanced retention and incentive value is a more efficient and effective compensation strategy.

Alternatives Considered

Our Compensation Committee considered alternatives to the Option Exchange, including issuing new equity awards to employees, exchanging underwater options for full value awards (such as restricted stock units), or increasing cash compensation. Our Compensation Committee determined that the Option Exchange serves to best align executive and employee interests with stockholders’ interests and provides appropriate performance and retention incentive with a less significant cost to the Company and to stockholders compared to the other alternatives.

Structure of the Option Exchange

We anticipate that the Option Exchange will take place on the date this Proposal 5 is approved by our stockholders (the “Exchange Date”).

Eligible Holders

Our employees, including our executive officers, consultants, and non-employee directors, who as of the Exchange Date are employees, consultants, or non-employee directors of the Company and hold outstanding Eligible Options, as described herein, comprising the “Eligible Holders” will automatically participate in the Option Exchange, without any action required on their part. Participants in the Option Exchange must continue in their employment with, or service to, us (as applicable) through the date on which the surrendered options are cancelled and replacement stock options are granted. Any individual whose employment or service with us (as applicable) terminates for any reason before the date the new stock options are granted, including a termination due to voluntary resignation, retirement, involuntary termination, layoff, death or disability, would retain his or her Eligible Options subject to their existing terms and will not be eligible to receive new stock options in the Option Exchange.

Eligible Options

As of April 24, 2025, Eligible Holders held outstanding options to purchase 5,187,957 shares of common stock with a weighted average exercise price of $27.12 per share, of which 61% were underwater, meaning the exercise price of the option exceeded $2.82 (the closing price of a share of our common stock on April 24, 2025). Of the stock options held by Eligible Holders, outstanding options to purchase 5,156,707 shares of common stock had an exercise price equal to or greater than $2.50 per share and otherwise met the criteria to be considered Eligible Options for purposes of the Option Exchange (assuming that the exercise prices are greater than the closing price of our common stock on the date of the Option Exchange). The weighted-average exercise price and weighted average remaining life of the Eligible Options is $27.27 and 8 years, respectively. No Eligible Options were issued after March 3, 2025 and all Eligible Options were issued at least one month prior to April 24, 2025.

The following chart illustrates the breakdown of Eligible Options by their exercise price, as of April 24, 2025.

0.1%
0.2%
1.8%
11.6%
19.2%
3.9%
63.1%
$175.60 - $150.00
$149.99 - $124.00
$123.99 - $98.00
$97.99 -$72.00
$71.99-$46.00
$45.99-$20.00
$19.99 - $2.54

The following chart illustrates the breakdown of Eligible Options by the year in which they were granted, as of April 24, 2025.

The following table sets forth the number of Eligible Options held by our named executive officers, our other executive officers as a group, our non-executive directors, our other employees as a group, and our other consultants as a group.

	Eligible Stock Options
Name	Unvested Eligible Options	Vested Eligible Options	Total
Garo H. Armen	693,465	772,660	1,466,125
Steven O'Day	58,378	72,028	130,406
Christine M. Klaskin	17,807	49,279	67,086
Other executive officers as a group	883,973	513,772	1,397,745
Non-executive directors as a group	8,506	130,559	139,065
Other employees as a group	704,292	1,053,190	1,757,482
Other consultants as a group	32,585	166,213	198,798
TOTAL	2,399,006	2,757,701	5,156,707

No employee holds greater than 5% of the 5,156,707 total Eligible Options.

Exchange Ratio

The Option Exchange is a one-for-one exchange. Thus, each Eligible Option will be replaced by a new option covering the same number of shares, but with a new exercise price and ten-year term. The overall number of stock options outstanding will remain the same. Each of the new stock options will have an exercise price equal to the closing price of a share of our common stock on the date on which it is granted, which is expected to be the date of the 2025 Annual Meeting.

Vesting Schedules for New Options

New stock option awards will be subject to the same vesting schedule as the corresponding Eligible Option. New stock options issued in the Option Exchange in exchange for currently exercisable options will be vested and exercisable and new stock options issued in the Option Exchange in exchange for unvested time-based options will vest on the same vesting schedule as the corresponding Eligible Option, generally subject to the participant’s continued employment or service with us through the applicable vesting date.

Term for New Options

The new stock options will expire ten (10) years following the date on which the new options are granted.

Impact of Option Exchange on Surrendered Options

Under the terms of the Option Exchange, there will be no increase to the aggregate number of shares that may be granted pursuant to our 2019 EIP, our 2009 Plan or the 2015 Inducement Equity Plan as a result of the Option Exchange.

Option Exchange Process

Overview of the Option Exchange Process

On the date this Proposal 5 is approved by our stockholders, Eligible Options will be cancelled and new stock options will be granted by our Compensation Committee, with each such new stock option having an exercise price equal to the closing price of a share of our common stock on the date on which it is granted, the same vesting terms as the corresponding Eligible Option, and a term of ten (10) years from the date on which it is granted.

Our 2019 EIP will govern all terms or conditions of new stock options not specifically addressed by the Option Exchange described in this proxy statement. Additionally, it is anticipated that new options will be incentive stock options (that is, they will qualify for the tax-favored treatment) to the maximum extent allowable under Section 422 of the Internal Revenue Code and available for grant under our 2019 EIP.

Impact of Option Exchange on Number of Options Issued

The Board has approved a 1-to-1 exchange ratio under the Option Exchange, such that the same number of stock options will remain outstanding immediately before and after the Option Exchange.

Accounting Impact

The incremental compensation cost associated with the Option Exchange will be measured as the excess, if any, of the fair value of each award of new stock option granted to participants in the Option Exchange, measured as of the date the new stock options are granted, over the fair value of the stock options surrendered in exchange for the new stock options, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the new stock options, if any.

Material U.S. Federal Income Tax Consequences of the Option Exchange

The cancellation and grant of stock options pursuant to the Option Exchange should be treated as a non-taxable exchange because the new stock options will have an exercise price equal to or greater than the fair market value of our common stock on the grant date. Neither the Company, nor participants in the Option Exchange, should recognize any income for U.S. federal income tax purposes upon the grant of the new stock options. To the extent permissible and available for grant under our 2019 EIP, new stock options granted under the Option Exchange will be incentive stock options for U.S. federal income tax purposes to the maximum extent permitted under the Internal Revenue Code. Tax effects may vary in other countries; a more detailed summary of tax considerations will be provided to all participants in the Option Exchange documents.

Financial Statements

Our consolidated financial statements and other information required by Item 13(a) of Schedule 14A under the Exchange Act are incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 17, 2025.

Interests of Certain Persons

In considering the recommendation of the Board that our stockholders approve the Option Exchange Proposal, stockholders should be aware that our executive officers and non-employee directors have direct interests in the adoption of this proposal, which may present them with conflicts of interest in connection with the recommendation and approval of this proposal. As discussed above, current employees (including our named executive officers), consultants, and non-employee directors will be eligible to participate in the Option Exchange to the extent they hold Eligible Options and continue to be our employees, consultants, or directors through the completion of the Option Exchange. Therefore, in recommending adoption of this proposal to our stockholders, the Board recognizes, and our stockholders should be aware, that approval of this proposal may benefit our executive officers and non-employee directors.

Vote Required

To approve Proposal 5, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 5. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 5. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 5, and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 5.

PROPOSAL 6—TO APPROVE, IN A NON-BINDING ADVISORY VOTE, THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS FOR 2024

The Company is providing stockholders with the opportunity at the 2025 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Pay”:

RESOLVED, that the stockholders of the Company approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers for 2024 as disclosed in the Company’s proxy statement.

As described in the Compensation Discussion and Analysis section and the related tables and narrative disclosure in this proxy statement, our Compensation Committee has structured our executive compensation program to attract and retain the highest caliber talent, reward strong performance and align incentives with the creation of long-term value for our stockholders. The Company’s executive compensation programs have a number of features designed to promote these objectives.

The Board urges stockholders to read the Compensation Discussion and Analysis section beginning on page 20 of this proxy statement, which describes in more detail how the Company’s executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 28 through 37 of this proxy statement, which provide detailed information on the compensation of our named executive officers for 2024. Our Compensation Committee believes that the policies and procedures articulated in the Compensation Discussion and Analysis section are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement for 2024 reflects and supports these compensation policies and procedures.

While the "Say-on-Pay" vote is non-binding, the Board and our Compensation Committee value the opinions of our stockholders on this Proposal 6 and will consider the outcome of the vote on Proposal 6 when making future compensation decisions for our named executive officers.

Vote Required

To approve Proposal 6, stockholders holding a majority of Agenus common stock present or represented by proxy at the 2025 Annual Meeting and voting on the matter must vote FOR Proposal 6. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 6 and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 6.

PROPOSAL 7—TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025

Our Audit and Finance Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Although stockholder approval of the selection of KPMG LLP is not required by law, our Board believes that it is advisable to give stockholders an opportunity to ratify this selection.

If stockholders do not approve this proposal at the 2025 Annual Meeting, our Audit and Finance Committee will reconsider their selection of KPMG LLP. If stockholders do ratify this appointment, the Audit and Finance Committee, which has direct authority to engage our independent registered public accounting firm, may appoint a different independent registered public accounting firm at any time during the year if the Audit and Finance Committee determines that the change would be in the best interests of Agenus and our stockholders.

The Audit and Finance Committee has approved all services provided to Agenus by KPMG LLP during 2024. Representatives of KPMG LLP are expected to be present at the 2025 Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

KPMG LLP has served as our independent registered public accounting firm since 1997.

Audit Fees

Fees incurred by us for professional services rendered by KPMG LLP for the audit of the annual consolidated financial statements and of the effective operation of internal control over financial reporting, included in our Annual Report on Form 10-K, for the reviews of the consolidated financial statements included in our Forms 10-Q and for comfort letters, consents and review of registration statements were $1,002,000 and $988,475 for 2024 and 2023.

Tax Fees

Fees paid to KPMG LLP associated with tax compliance services were $262,926 in 2024 and $231,780 in 2023.

Fees paid to KPMG LLP associated with tax consultation services were $196,390 in 2024 and $13,000 in 2023.

All Other Fees

Fees paid to KPMG LLP associated with subsidiary audits and related matters were $575,725 in 2024 and $491,500 in 2023. We also paid $2,780 and $2,730 in fees to KPMG LLP associated with accounting research and disclosure checklist tools for 2024 and 2023 and 2022, respectively. Except as described herein, we paid no other fees to KPMG LLP for 2024 or 2023.

Pre-Approval of Audit and Non-Audit Services

All of the KPMG LLP fees for 2024 and 2023 shown above were pre-approved by the Audit and Finance Committee. The Audit and Finance Committee pre-approves all audit and other permitted non-audit services provided by our independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular category of services and is subject to a monetary limit. Our independent registered public accounting firm and senior management periodically report to the Audit and Finance Committee the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, and the fees for the services performed to date. The Audit and Finance Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

To approve Proposal 7, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 7. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 7. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 7, and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 7.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee of the Board consists entirely of independent directors who are not officers or employees of Agenus. The Board has adopted a written charter for the Audit and Finance Committee, the current version of which is available on our website https://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement.

In the course of its oversight of the Company’s reporting process, the Audit and Finance Committee of the Board has (1) reviewed and discussed with management the Company’s audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting for the fiscal year ended December 31, 2024, (2) discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board and SEC, and (3) discussed with KPMG LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from KPMG LLP pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence.

Based on the foregoing review and discussions, the Audit and Finance Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

By the Audit and Finance Committee,

Thomas Harrison, Chair

Susan Hirsch

Timothy R. Wright

ADDITIONAL INFORMATION

Stockholder Proposals for 2026 Annual Meeting of Stockholders

Proposals to be included in the Company’s proxy statement. Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2025 Annual Meeting of Stockholders, the proposal must comply with Rule 14a-8 under the 1934 Act and must also meet the advance notice requirements in our bylaws applicable to all stockholder proposals (as described in the following paragraphs).

Proposals to be brought before an annual meeting. Under our bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Among other requirements, these procedures require any nomination or proposed item of business to be submitted in writing to our Chairman of the Board or Corporate Secretary at our principal executive offices. Assuming our 2026 Annual Meeting of Stockholders is not more than 30 days before or 30 days after June 17, 2026, if you wish to bring business before the 2026 Annual Meeting of Stockholders, you must give us written notice by December 31, 2025.

However, if at least 60 days’ notice or prior public disclosure of the date of the 2026 Annual Meeting of Stockholders is given or made and the date of the 2026 Annual Meeting of Stockholders is not within 30 days before or after June 17, 2026, notice by the stockholder must be received by the Company 45 days prior to the date of the 2026 Annual Meeting of Stockholders. If less than 60 days’ notice or prior public disclosure of the date of the 2026 Annual Meeting of Stockholders is given or made and the date of the 2026 Annual Meeting of Stockholders is not within 30 days before or after June 17, 2026, notice by the stockholder must be received by the Company no later than 15 days after the date Agenus sends notice of the 2026 Annual Meeting of Stockholders. If a stockholder fails to provide timely notice of a proposal to be presented at the 2026 Annual Meeting of Stockholders, the proxies designated by the Board will have discretionary authority to vote on the proposal.

In addition, stockholders who intend to solicit proxies in support of director nominees other than the Board's nominees must also provide written notice to our Chairman of the Board or Corporate Secretary that sets forth all the information required by Rule 14a-19 of the 1934 Act.

Householding of Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly provide a separate copy of either document to you if you contact Investor Relations at Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421, or telephone or e-mail Investor Relations at 781-674-4400 or investor@agenusbio.com. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one printed copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us.

Documents Incorporated by Reference

The financial statements from our Annual Report on Form 10-K for the year ended December 31, 2024 are incorporated by reference herein.

APPENDIX A

AGENUS INC.

AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN (As of June [ ], 2025)

1. DEFINED TERMS

Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and includes certain operational rules related to those terms.

2. PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock and Stock-based Awards.

3. ADMINISTRATION

The Plan will be administered by the Administrator. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to administer and interpret the Plan and any Awards; to determine eligibility for and grant Awards; to determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any Award; to determine, modify, accelerate or waive the terms and conditions of any Award; to determine the form of settlement of Awards (whether in cash, shares of Stock, or other property); to prescribe forms, rules and procedures relating to the Plan and Awards; and to otherwise do all things necessary or desirable to carry out the purposes of the Plan or any Award. Determinations of the Administrator made with respect to the Plan or any Award are conclusive and bind all persons.

4. LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. Subject to adjustment as provided in Section 7(b), the number of shares of Stock that may be issued in satisfaction of Awards under the Plan is (i) 12,050,000 shares of Stock, plus (ii) the number of shares of Stock available for issuance under the Prior Plan as of the date the Plan was originally adopted by stockholders of the Company in 2019 (which will not exceed 263,112 shares), plus (iii) the number of shares of Stock underlying awards under the Prior Plan (which will not exceed 982,776 shares) that on or after the date the Plan was originally adopted by stockholders of the Company in 2019 expire or terminate or are surrendered without the delivery of shares of Stock, are forfeited to, or repurchased by, the Company, or otherwise become available again for grant under the Prior Plan, in each case, in accordance with its terms (collectively, the “Share Pool”). Up to 12,050,000 of the shares of Stock from the Share Pool may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be granted under the Plan. For purposes of this Section 4(a), the number of shares of Stock issued in satisfaction of Awards will be determined (i) by reducing the Share Pool by the number of shares of Stock withheld by the Company in payment of the exercise price or purchase price of the Award or in satisfaction of tax withholding requirements with respect to the Award, (ii) by reducing the Share Pool by the full number of shares covered by a SAR any portion of which is settled in Stock (and not only the number of shares of Stock delivered in settlement), and (iii) by increasing the Share Pool by any shares of Stock underlying Awards settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by the Company without the issuance (or retention, in the case of Restricted Stock) of Stock. For the avoidance of doubt, the Share Pool will not be increased by any shares of Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4(a) will be construed to comply with the applicable requirements of Section 422.

(b) Substitute Awards. The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), shares of Stock issued in respect of Substitute Awards will be in addition to and will not reduce the Share Pool, but, notwithstanding anything in Section 4(a) to the contrary, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance (or retention, in the case of Restricted Stock) of Stock, the shares of Stock previously subject to such Award will not increase the Share Pool or otherwise be available for future issuance under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all; provided, however, that Substitute Awards will not be subject to the limits described in Section 4(d).

(c) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan; provided that the Administrator may, in its sole discretion, provide for the delivery of cash in lieu of any fractional shares that would otherwise be deliverable hereunder.

(d) Director Limits. The aggregate value of all compensation granted or paid to any Director with respect to any calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan, in each case, for his or her services as a Director during such calendar year, may not exceed $800,000 in the aggregate (or $1,000,000 for the calendar year the Director is first elected or appointed to the Board), calculating the value of any Awards based on the grant date fair value in accordance with the Accounting Rules and assuming maximum payout levels. For the avoidance of doubt, the limitation in this Section 4(d) will not apply to any compensation granted or paid to a Director for his or her services to the Company or a subsidiary other than as a Director, including, without limitation, as a consultant or advisor to the Company or a subsidiary.

5. ELIGIBILITY AND PARTICIPATION

The Administrator shall select Participants from among Employees and Directors of, and consultants and advisors to, the Company and its Affiliates. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for NSOs and SARs is limited to individuals who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

6. RULES APPLICABLE TO AWARDS

(a) All Awards.

(1) Award Provisions. The Administrator shall determine the terms and conditions of all Awards, subject to the limitations provided herein. No term of an Award shall provide for automatic “reload” grants of additional Awards upon exercise of an Option or SAR or otherwise as a term of an Award. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms and conditions of the Award and the Plan. Notwithstanding any provision of the Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after ten years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to applicable securities and other laws and such terms and conditions as the Administrator may determine.

(4) Vesting, etc. The Administrator shall determine the time or times at which an Award vests or becomes exercisable and the terms on which a Stock Option or SAR remains exercisable. Notwithstanding the foregoing, no Award may be scheduled to vest, in whole or in part, prior to the date that is one year following the date the Award is granted; provided, however, that (i) Awards that result in the issuance of an aggregate of up to five percent of the maximum available share reserve authorized for issuance under the Plan may be granted without regard to such one-year minimum scheduled vesting period, and (ii) this one-year minimum scheduled vesting period shall not apply to (x) any Awards granted to a Participant in lieu of or in settlement of fully-vested cash awards, salary or other payments otherwise payable to such Participant, (y) Substitute Awards, or (z) Awards to Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting; provided, further, that the foregoing restriction does not apply to the Administrator’s discretion to provide for accelerated exercisability or vesting of any Awards in the case of retirement, death, disability or a Covered Transaction, in the terms of an Award agreement or otherwise. Unless the Administrator expressly provides otherwise, the following rules will apply if a Participant’s Employment ceases:

(A) Except as provided in (B) and (C) below, immediately upon the cessation of the Participant’s Employment each Stock Option and SAR (or portion thereof) that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and each other Award that is then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not then vested, will be forfeited.

(B) Subject to (C) and (D) below, each vested and unexercised Stock Option and SAR (or portion thereof) held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months following such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C) Subject to (D) below, each vested and unexercised Stock Option and SAR (or portion thereof) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death or Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending on the first anniversary of such cessation of employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D) All Awards (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith).

(5) Recovery of Compensation. The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable), the proceeds from the exercise or disposition of any Award or Stock acquired under any Award, and any other amounts received in respect of any Award or Stock acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted is not in compliance with any provision of the Plan or any applicable Award, any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment, or other restrictive covenant by which he or she is bound. Each Award shall be subject to any policy of the Company or any of its Affiliates that relates to trading on non-public information and permitted transactions with respect to shares of Stock, including limitations on hedging and pledging. In addition, each Award shall be subject to any policy of the Company or any of its Affiliates that provides for forfeiture, disgorgement or clawback with respect to incentive compensation that includes Awards under the Plan and shall be subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to the terms of this Section 6(a)(5) and to any clawback, recoupment or similar policy or policies of the Company or any of its Affiliates applicable to the Participant and further agrees (or will be deemed to have agreed) to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement described in this Section 6(a)(5). Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(5).

(6) Taxes. The issuance, delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon the full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award. The Administrator shall prescribe such rules for the withholding of taxes and other amounts with respect to any Award as it deems necessary. Without limitation to the foregoing, the Company or any of its Affiliates will have the authority and the right to deduct or withhold (by any means set forth herein or in an Award agreement), or require a Participant to remit to the Company or any of its Affiliates, an amount sufficient to satisfy all U.S. and non-U.S. federal, state and local income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and any Award hereunder and legally applicable to the Participant and required by law to be withheld (including, any amount deemed by the Company, in its discretion, to be an appropriate charge to the Participant even if legally applicable to the Company or any of its Affiliates). The Administrator may hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules). Any amounts withheld pursuant to this Section 6(a)(6) will be treated as though such amounts had been made directly to the Participant. In addition, the Company may, to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to a Participant.

(7) Dividend Equivalents. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Award. Subject to Section 6(a)(10), any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A. Dividends or dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such additional limitations or restrictions as the Administrator may impose.

(8) Rights Limited. Nothing in the Plan or any Award will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in any Award will not constitute an element of damages in the event of a termination of a Participant’s Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its Affiliates to the Participant.

(9) Coordination with Other Plans. Shares of Stock and/or Awards under the Plan may be issued or granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its Affiliates, including, without limitation, the Prior Plan, as the case may be. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its Affiliates, including the Prior Plan, may be settled in Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares delivered will be treated as issued under the Plan (and will reduce the Share Pool in accordance with the rules set forth in Section 4).

(10) Section 409A.

(A) Without limiting the generality of Section 11(b), each Award will contain such terms as the Administrator determines and will be construed and administered such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(B) Notwithstanding anything to the contrary in the Plan or any Award agreement, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including, without limitation, changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or desirable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

(C) If a Participant is determined on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first business day following the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(10)(C) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

(D) With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to the extent required to avoid the imposition of any additional tax, interest, or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

(E) For purposes of Section 409A, each payment made under the Plan or any Award will be treated as a separate payment.

(b) Stock Options and SARs.

(1) Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be considered to have been exercised until the Administrator receives a notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment required under the Award. The Administrator may limit or restrict the exercisability of Stock Options or SARs in its discretion, including in connection with any Covered Transaction, so long as any such limitation or restriction is otherwise consistent with the terms of the Plan. Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) per share of each Award requiring exercise must be no less than 100% (in the case of an ISO granted to a 10-percent stockholder within the meaning of Section 422(b)(6) of the Code, 110%) of the Fair Market Value of a share of Stock, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant.

(3) Payment of Exercise Price. Where the exercise of an Award (or portion thereof) is to be accompanied by a payment, payment of the exercise price must be made by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise issuable upon exercise, in either case, that have a Fair Market Value equal to the exercise price; (ii) through a broker-assisted cashless exercise program acceptable to the Administrator; (iii) by other means acceptable to the Administrator; or (iv) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term. The maximum term of Stock Options and SARs must not exceed 10 years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10-percent stockholder described in Section 6(b)(2)).

(5) Repricing. Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 7, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs; (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs; or (iii) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Covered Transactions. Except as otherwise expressly provided in an Award agreement or by the Administrator, in the event of a Covered Transaction:

(1) With respect to each unvested Award (or portion thereof) that is outstanding as of the consummation of the Covered Transaction that is eligible to vest based on performance, the Administrator shall determine the extent to which the applicable performance vesting conditions have been achieved as of the consummation of the Covered Transaction (or the end of the applicable performance period, if earlier) and the Award (or portion thereof), to the extent earned based on performance, shall thereafter be eligible to vest solely based on continued Employment. Each such Award (or portion thereof), and each unvested Award (or portion thereof) that is outstanding as of the consummation of the Covered Transaction that is eligible to vest solely based on continued Employment, shall be assumed, continued or substituted for by the acquiror or survivor or an affiliate of the acquiror or survivor with an award that preserves the value of the Award (or portion) as of the consummation of the Covered Transaction and vests on the same schedule as the Award so assumed, continued or substituted for; provided, that if within two (2) years following the consummation of the Covered Transaction, a Participant’s Employment is terminated by the Company or any successor thereof for any reason other than Cause, such Award or any award granted in substitution therefor (or portion thereof) shall vest in full.

(2) Each unvested Award that is outstanding as of the consummation of a Covered Transaction that is not assumed, continued or substituted for as provided in Section 7(a)(1) shall vest in full in connection with the consummation of the Covered Transaction.

(3) Subject to Section 7(a)(5), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards that are not assumed, continued or substituted for as described in Section 7(a)(1) above or any portion thereof, equal in the case of each applicable Award or portion thereof to the excess, if any, of (i) the fair market value of a share of Stock multiplied by the number of shares of Stock subject to the Award or such portion, minus (ii) the aggregate exercise or purchase price, if any, of such Award or portion (or, in the case of a SAR, the aggregate base value above which appreciation is measured), in each case, on such payment and other terms and subject to such conditions (which need not be the same as the terms and conditions applicable to holders of Stock generally) as the Administrator determines, including that any amounts paid in respect of such Award in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate. For the avoidance of doubt, if the per share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the fair market value of a share of Stock, such Award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.

(4) Except as the Administrator may otherwise determine, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon the consummation of the Covered Transaction, other than (i) any Award that is assumed, continued or substituted for pursuant to Section 7(a)(1) and (ii) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

(5) Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) with respect to an Award may, in the discretion of the Administrator, contain such limitations or restrictions, if any, as the Administrator deems appropriate, including to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(3) will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes in and Distributions with Respect to Stock.

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator will make appropriate adjustments to the Share Pool, the individual limits described in Section 4(d), the number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to issue any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously issued under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of issuance listed on any stock exchange or national market system, the shares to be issued have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the issuance of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock issued under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Stock issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by applicable law, and may at any time terminate the Plan as to any future grants of Awards; provided that, except as otherwise expressly provided in the Plan or the applicable Award, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to materially and adversely affect the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so in the Plan or at the time the applicable Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code) or stock exchange requirements, as determined by the Administrator. For the avoidance of doubt, no adjustment to any Award pursuant to the terms of Section 7 will be treated as an amendment to such Award requiring a Participant’s consent.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not affect the right of the Company or any of its Affiliates to grant any person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding, or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any of its Affiliates, nor the Administrator, nor any person acting on behalf of the Company, any of its Affiliates, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.

12.	ESTABLISHMENT OF SUB-PLANS

The Administrator may at any time and from time to time establish one or more sub-plans under the Plan (for local law compliance purposes or other purposes or administrative reasons determined by the Administrator) by adopting supplements to the Plan containing, in each case, (i) such limitations on the Administrator’s discretion under the Plan and (ii) such additional terms and conditions, as the Administrator deems necessary or desirable. Each supplement so established will be deemed to be part of the Plan but will apply only to Participants within the group to which the supplement applies (as determined by the Administrator).

13.	GOVERNING LAW

(a) Certain Requirements of Corporate Law. Awards and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case, as determined by the Administrator.

(b) Other Matters. Except as otherwise provided by the express terms of an Award agreement or under a sub-plan described in Section 12, the domestic substantive laws of the State of Delaware govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c) Jurisdiction. By accepting (or being deemed to have accepted) an Award, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Award or the subject matter thereof may not be enforced in or by such court.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by applicable law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code, provided that the language “more than 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Substitute Awards.

(viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cause”: In the case of any Participant who is party to an employment, severance-benefit, change in control or similar agreement with the Company or any of its Affiliates that contains a definition of “Cause,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan for so long as such agreement remains in effect. In the case of any other Participant, except as expressly provided otherwise in an Award agreement, “Cause” shall mean, as determined by the Administrator in its sole discretion,: (i) the Participant’s willful failure to perform (other than by reason of Disability), or material negligence in the performance, his/her duties and responsibilities to the Company or any of its Affiliates; (ii) material breach by the Participant of any provision of the Plan, the Award agreement or any other agreement with the Company or any of its Affiliates; (iii) the Participant’s violation of the code of conduct of the Company or any of its Affiliates (or similar employee handbook or manual) or of any other material policy of the Company or any of its Affiliates; (iv) the Participant’s commission of, or plea of nolo contendere to, a felony or other crime involving fraud or moral turpitude; or (v) other conduct by the Participant that is materially harmful to the business, interests or reputation of the Company or any of its Affiliates.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: Agenus Inc., a Delaware corporation.

“Compensation Committee”: The Compensation Committee of the Board.

“Covered Transaction”: Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of the majority of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption”: The date the Plan was approved by the Company’s stockholders at the Company’s 2025 annual meeting of stockholders.

“Director”: A member of the Board who is not an Employee.

“Disability”: In the case of any Participant who is party to an employment, severance-benefit, change in control or similar agreement with the Company or any of its Affiliates that contains a definition of “Disability,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan for so long as such agreement remains in effect. In the case of any other Participant, except as expressly provided otherwise in an Award agreement, “Disability” shall mean such Participant’s having been continuously disabled from performing duties assigned to the Participant for a period of not less than six consecutive calendar months, in which case such Disability shall be deemed to have commenced on the date following the end of such six consecutive calendar months. Notwithstanding the foregoing, in any case in which a benefit that constitutes or includes “nonqualified deferred compensation” subject to Section 409A would be payable by reason of Disability, the term “Disability” will mean a disability described in Section 1.409A-3(i)(4)(i)(A) of the Treasury Regulations.

“Employee”: Any person who is employed by the Company or any of its Affiliates.

“Employment”: A Participant’s employment or other service relationship with the Company or any of its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise either at the time an Award is granted or at any time thereafter, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its Affiliates. If a Participant’s employment or other service relationship is with any Affiliate of the Company and that entity ceases to be an Affiliate of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate of the Company unless the Participant transfers Employment to the Company or one of its remaining Affiliates. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock reported on the NASDAQ Stock Market (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO.

“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: A natural person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss.

“Plan”: The Agenus Inc. Amended and Restated 2019 Equity Incentive Plan, as from time to time amended and in effect.

“Prior Plan”: The Agenus Inc. Amended and Restated 2009 Equity Incentive Plan, as amended.

“Restricted Stock”: Stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified service or performance-based vesting conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified service or performance-based vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code and the regulations thereunder.

“Section 422”: Section 422 of the Code and the regulations thereunder.

“Stock”: Common stock of the Company, par value $0.01 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Substitute Awards”: Awards issued under the Plan in substitution for equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

APPENDIX B

AMENDMENT TO AMENDED AND RESTATED DIRECTORS' DEFERRED COMPENSATION PLAN

The Amended and Restated Directors’ Deferred Compensation Plan of Agenus Inc. (as amended, the “Plan”) be and hereby is amended as follows:

1. Section 2.6 of the Plan is hereby amended by deleting the first sentence thereof and replacing it with the following:

“The aggregate number of shares of common stock which have been reserved for issuance under this plan is 88,750.”

Except as set forth above, the remainder of the Plan remains in full force and effect.

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APPENDIX C

AMENDMENT TO

AGENUS INC.

2019 EMPLOYEE STOCK PURCHASE PLAN

The 2019 Employee Stock Purchase Plan of Agenus Inc. (as amended, the “Plan”) be and hereby is amended as follows:

1. Section 3(a) of the Plan is hereby deleted in its entirety and replaced it with the following:

(a) Number of Shares. Subject to adjustment as provided in Section 16, 150,000 shares of Stock are available for purchase pursuant to the exercise of Options granted under the Plan (the “Share Pool”). Shares of Stock will not be treated as issued under the Plan, and will not reduce the Share Pool, unless and until, and to the extent, the shares are actually issued pursuant to the exercise of Options under the Plan. If any Option expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares of Stock subject to such Option will not reduce the Share Pool. If, on any Exercise Date, the total number of shares of Stock that would otherwise be subject to Options granted under the Plan exceeds the number of shares then available in the Share Pool, the Administrator will make a pro rata allocation of the shares remaining available in as uniform a manner as practicable and as it determines to be equitable. In such event, the Administrator will give written notice to each Participant affected by such reduction.

Except as set forth above, the remainder of the Plan remains in full force and effect.

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SCAN TO VIEW MATERIALS & VOTE

AGENUS INC.
3 FORBES ROAD
LEXINGTON, MA 02421

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/16/2025 for shares held directly and by 11:59 P.M. ET on 06/12/2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AGEN2025

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/16/2025 for shares held directly and by 11:59 P.M. ET on 06/12/2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

Nominees	For	Withhold
1a. Brian Corvese	☐	☐
1b. Timothy Wright	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000678127_1 R1.0.0.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

AGENUS INC.
Annual Meeting of Stockholders
June 17, 2025 at 10:30 AM
This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder(s) of Agenus Inc. (the "Company") hereby appoint(s) Garo H. Armen, Ph.D. and Christine Klaskin, or either of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 17, 2025, via live webcast at www.virtualshareholdermeeting.com/AGEN2025, and all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE SIGN AND MAIL THIS PROXY TODAY.

0000678127_2 R1.0.0.2

Continued and to be signed on reverse side